SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.    )
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☐	Preliminary Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
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Cray Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)
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NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS
Dear Cray Inc. Shareholder:
      You are cordially invited to attend the Annual Meeting of Shareholders of Cray Inc. which will be held at our corporate headquarter offices located at Merrill Place, 411 First Avenue South, Seattle, Washington 98104-2860, on June 6, 2006, at 10:00 a.m.
      At the Annual Meeting, shareholders will have the opportunity to vote on the following matters:

1.	To elect eight directors, each to serve a one-year term;

2.	To approve an amendment to our Restated Articles of Incorporation to effect a one-for-four reverse stock split of all outstanding and authorized shares of our common stock;

3.	To approve an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150,000,000 shares to 300,000,000 shares (on a pre-split basis);

4.	To approve our 2006 Long-Term Equity Compensation Plan; and

5.	To conduct any other business that may properly come before the meeting, and any adjournments of the meeting.
      If you were a shareholder of record on April 17, 2006, the record date for the Annual Meeting, you are entitled to vote on these matters.
      At the Annual Meeting, we will review our performance during the past year and comment on our outlook. You will have an opportunity to ask questions about Cray and our operations.
      Regardless of the number of shares you own, your vote is important. You may vote using any of the following methods:

•	by Internet;

•	by telephone;

•	by proxy card; or

•	in person at the Annual Meeting.
      Voting by the Internet or by telephone is fast, convenient and your vote is immediately confirmed and tabulated. You also help us reduce postage and proxy tabulation costs. Or you may sign and return the proxy card in the enclosed envelope. Even if you plan to attend the Annual Meeting, we urge you to vote at your earliest convenience so we avoid further solicitation costs. Any shareholder attending the meeting may vote in person even if he or she has voted previously.
      Details of the business to be conducted at the Annual Meeting are more fully described in the accompanying Proxy Statement.
      We look forward to seeing you. Thank you for your ongoing support of and interest in Cray.

Sincerely,

Peter J. Ungaro
Chief Executive Officer and President
Seattle, Washington
April 28, 2006

PROXY STATEMENT

Page

Information About the Annual Meeting and Voting	1
Our Common Stock Ownership	5
Section 16(a) Beneficial Ownership Reporting Compliance	6
Corporate Governance	6
The Board of Directors	6
The Committees of the Board	7
Lead Director; Chairman of the Board	8
Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals	8
How We Compensate Directors	10
Director Attendance at Annual Meetings	11
The Executive Officers	11
How We Compensate Executive Officers	11
Management Agreements and Policies	16
Compensation Committee Interlocks and Insider Participation	18
Report on Executive Compensation for 2005 by the Compensation Committee	18
Legal Proceedings and Indemnification	25
Independent Registered Public Accounting Firms	26
Change in Independent Registered Public Accounting Firms	26
Information Regarding Our Independent Registered Public Accounting Firms	27
Services and Fees	27
Audit Committee Pre-Approval Policy	28
Report on the 2005 Financial Statements and Independent Registered Public Accounting Firms by the Audit Committee	29
Stock Performance Graph	30
Discussion of Proposals Recommended by the Board	31
Proposal 1: To Elect Eight Directors For One-Year Terms	31
Proposal 2: To Approve an Amendment to Our Restated Articles of Incorporation to Effect a One-for-Four Reverse Stock Split of all Outstanding and Authorized Shares of Our Common Stock	33
Proposal 3: To Approve an Amendment to Our Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock from 150,000,000 to 300,000,000 Shares (on a pre-split basis)	38
Proposal 4: To Approve Our 2006 Long-Term Equity Compensation Plan	40
Other Business	44
Appendix A: RCW Chapter 23B.13 of the Washington Business Corporation Act Regarding Dissenters’ Rights	A-1
Appendix B: 2006 Long-Term Equity Compensation Plan	B-1

IMPORTANT
          Whether or not you expect to attend the Annual Meeting in person, we urge you to vote at your earliest convenience. You may vote by Internet or by telephone, or sign, date and return the enclosed proxy card. Promptly voting by Internet or by telephone or returning the proxy card will save us the expense and extra work of additional solicitation. If you wish to return the proxy card by mail, an addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Voting by Internet or by telephone or sending in your proxy card will not prevent you from voting your shares at the meeting if you desire to do so, as you may revoke your earlier vote.

CRAY INC.
411 First Avenue South, Suite 600
Seattle, Washington 98104-2860
PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
June 6, 2006
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did you send me this Proxy Statement?

A:	We sent you this Proxy Statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares of common stock at the 2006 Annual Meeting of Shareholders. This proxy may also be used at any adjournment of that meeting.

This Proxy Statement summarizes the information regarding the matters to be voted upon at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may vote by Internet or by telephone or complete, sign and return the enclosed proxy card.

We began sending this Proxy Statement out on or about April 28, 2006, to all shareholders entitled to vote. If you owned shares of our common stock at the close of business on April 17, 2006, the record date for the Annual Meeting, you are entitled to vote those shares. On the record date, there were 91,750,299 shares of our common stock outstanding, our only class of stock having general voting rights.

Q:	How many votes do I have?

A:	You have one vote for each share of our common stock that you owned on the record date. The proxy card indicates the number of shares you owned on the record date.

Q:	How can I vote?

A:	You may vote by using the Internet, by telephone, by returning the enclosed proxy card or by voting in person at the Annual Meeting.

Q:	How do I vote by Internet or by telephone?

A:	For Shares Registered Directly in Your Name:

If your shares are registered directly in your name, you may vote on the Internet or by telephone through services offered by our transfer agent, Mellon Investors Services LLC. Internet voting is available at the following address: http://proxyvoting.com/cray. You should read this Proxy Statement and be prepared to vote, and have available your 11-digit control number located on the right side at the bottom of your proxy card.

To vote by telephone, please use a touch-tone phone and call 1-866-540-5760 (toll-free). You will be asked to enter your 11-digit control number located on your proxy card.

You may vote by Internet or by telephone 24 hours a day, 7 days a week until 11:59 p.m. Eastern Daylight Time/8:59 p.m. Pacific Daylight Time on June 5, 2006, the day before the Annual Meeting.

For Shares Registered in the Name of a Brokerage Firm or Bank:

A number of brokerage firms and banks participate in a program for shares held in “street name” that offers Internet and telephone voting options. This program is different from the program provided by Mellon Investor Services LLC, for shares registered directly in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in this program, you may vote those shares by using the web site or calling the telephone number referenced on your voting form and following the instructions provided by your broker or banker.

Q:	How do I vote by proxy?

A:	If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board as follows:

1.	“for” electing the eight nominees for director, each to serve one-year terms;

2.	“for” approval of an amendment to our Restated Articles of Incorporation to effect a one-for-four reverse stock split of all outstanding and authorized shares of our common stock;

3.	“for” approval of an amendment to our Restated Articles of Incorporation increasing the number of authorized shares of common stock from 150,000,000 to 300,000,000 shares (on a pre-split basis); and

4.	“for” approval of our 2006 Long-Term Equity Compensation Plan.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we printed this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

Q:	May I change my vote or revoke my proxy?

A:	Yes. If you change your mind after you have voted by Internet or telephone or sent in your proxy card and wish to revote, you may do so by following these procedures:

1.	Vote again by Internet or by telephone;

2.	Send in another signed proxy with a later date;

3.	Send a letter revoking your vote or proxy to our Corporate Secretary at our offices in Seattle, Washington; or

4.	Attend the Annual Meeting and vote in person.

We will tabulate the latest valid vote or instruction that we receive from you.

Q:	How do I vote if I hold shares in my Cray 401(k) account?

A:	Shares of Cray stock held in the Cray 401(k) Savings Plan and Trust (the “401(k) Plan”) are registered in the name of the Trustee of the 401(k) Plan, Fidelity Management Trust Company. Nevertheless, under the 401(k) Plan participants may instruct the Trustee how to vote the shares of Cray common stock allocated to their accounts.

The shares allocated under the 401(k) Plan can be voted by submitting voting instructions by Internet, by telephone or by mailing in a special proxy card with respect to the shares held in the participant’s account; this card has a blue stripe at the top. Voting of shares held in the 401(k) Plan must be completed by the close of business on Thursday, June 1, 2006. These shares cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. Otherwise, participants can vote these shares in the same manner as described above for shares held directly in the name of the shareholder.

The Trustee will cast votes for shares in the 401(k) Plan according to each participant’s instructions. If the Trustee does not receive instructions from a participant in time for the Annual Meeting, the Trustee will vote the participant’s allocated shares in the same manner and proportion as the shares with respect to which voting instructions were received.

Q:	How do I vote in person?

A:	If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the “street name” of your bank or brokerage firm, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account executive to learn how to obtain a legal proxy.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve each proposal?

A:	Proposal 1: To Elect Eight Directors For One-Year Terms.

The eight nominees for Director who receive the most votes will be elected. Accordingly, if you do not vote for a nominee, or you indicate “withhold authority to vote” for a nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

Proposal 2: To Approve an Amendment to Our Restated Articles of Incorporation to Effect a One-for-Four Reverse Stock Split of All Outstanding and Authorized Shares of Our Common Stock.

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote is required to approve the amendment to our Restated Articles of Incorporation to effect a one-for-four reverse stock split of all outstanding and authorized shares of our common stock. If you do not vote, or if you abstain from voting on any proposal, it has the same effect as if you voted against such proposal.

Proposal 3: To Approve an Amendment to Our Restated Articles of Incorporation To Increase the Number of Authorized Shares of Common Stock from 150,000,000 to 300,000,000 Shares (on a pre-split basis).

The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote is required to approve the amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 300,000,000 shares (on a pre-split basis). If you do not vote, or if you abstain from voting, it has the same effect as if you voted against this proposal.

Proposal 4: To Approve Our 2006 Long-Term Equity Compensation Plan.

To approve our 2006 Long-Term Equity Compensation Plan, the number of shares voted in favor of the proposal must exceed the number of shares voted against. If you do not vote, or if you abstain from voting, it has no effect on this proposal.

Q:	What is the effect of broker non-votes?

A:	If your broker holds your shares in its “street name” and does not receive voting instructions from you, your broker nevertheless may vote your shares on Proposals 1, 2 and 3 but not on Proposal 4.

If a broker does not vote for a particular proposal, that is considered a broker non-vote. Broker non-votes will be counted for the purpose of determining the presence of a quorum.

A broker non-vote on Proposals 2 and 3 would have the same effect as a vote against these proposals, because passage requires the affirmative vote by holders of a majority of the outstanding shares of common stock.

A broker non-vote would have no effect on the outcome of Proposal 1 or Proposal 4 as only a plurality of votes cast is required to elect a Director and a majority of the votes cast is required to approve our 2006 Long-Term Equity Compensation Plan.

Q:	Who will count the vote?

A:	Representatives of Mellon Investor Services LLC, our transfer agent, will serve as the Inspector of Elections and count the votes.

Q:	Is voting confidential?

A:	We keep all the proxies, ballots and voting tabulations private as a matter of practice. We let only our Inspector of Elections (Mellon Investor Services LLC) examine these documents. We will not disclose your vote to our management unless it is necessary to meet legal requirements. We will forward to management, however, any written comments that you make on the proxy card or elsewhere.

Q:	Who pays the costs of soliciting proxies for the Annual Meeting?

A:	We will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our officers and employees may also solicit proxies by telephone, by fax, via the Internet or other electronic means of communication, or in person. No additional compensation will be paid to officers or employees for their assistance in soliciting proxies. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. W. F. Doring & Co., Inc. may help solicit proxies for an approximate cost of $5,000 plus reasonable expenses.

Q:	I receive multiple copies of the Proxy Statement and Annual Report on Form 10-K, and other documents from Cray. Can I reduce the number of copies that I receive?

A:	Yes, if you own shares through a brokerage firm, bank or other nominee.

Householding, a process that reduces the number of copies of the annual meeting materials and other correspondence you receive through us, has been implemented for shareholders who share the same last name and address and hold shares in “street name,” where the shares are held through the same brokerage firm, bank or other nominee. This has saved us sending over 7,500 additional copies this year. If you hold your shares in street name and would like to start, or stop, householding, please call 1-800-542-1061 and provide the name of your broker, bank or other nominee and your account number(s).

We will deliver promptly upon written or oral request a separate copy of the annual meeting materials to a shareholder at a shared address to which a single copy of such materials had been delivered.

Q:	As a registered shareholder, can I view future proxy statements, annual reports and other documents over the Internet, and not receive any hard copies through the mail?

A:	Yes. If you wish to elect to view future proxy statements, annual reports and other documents only over the Internet, please visit the Mellon Investor Service Direct web page, www.melloninvestor.com/isd/, and follow the instructions for establishing a personal identification number and obtaining your documents electronically. Your election to view these documents over the Internet will remain in effect until you revoke it. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q:	Whom should I call if I have any questions?

A:	If you have any questions about the Annual Meeting or voting, or your ownership of our common stock, please contact Kenneth W. Johnson, our Corporate Secretary, at (206) 701-2000. Mr. Johnson’s email address is ken@cray.com.

OUR COMMON STOCK OWNERSHIP
      The following table shows, as of April 17, 2006, the number of shares of our common stock beneficially owned by the following persons: (a) all persons we know to be beneficial owners of at least 5% of our common stock, (b) our directors, (c) the executive officers named in the Summary Compensation Table and (d) all directors and executive officers as a group. As of April 17, 2006, there were 91,750,299 shares of our common stock outstanding.

		Options or
		Warrants
	Common	Exercisable
	Shares	Within	Total Beneficial
Name and Address*(1)	Owned	60 Days	Ownership	Percentage

5% Shareholders
Terren S. Peizer(2)	0	5,157,198	5,157,198	5.32%
11111 Santa Monica Blvd., #650 Los Angeles, CA 90025
Wells Fargo & Company(3)	10,319,173	200,000	10,519,173	11.44%
420 Montgomery Street San Francisco, CA 94104

Independent Directors
John B. Jones, Jr.	7,800	48,333	56,133	**
Kenneth W. Kennedy, Jr.	1,292	117,500	118,792	**
Stephen C. Kiely	30,000	129,000	159,000	**
Frank L. Lederman	0	60,000	60,000	**
Sally G. Narodick	5,000	50,000	55,000	**
Daniel C. Regis	10,000	50,001	60,001	**
Stephen C. Richards	25,000	50,000	75,000	**

Named Executives
Peter J. Ungaro(4)	642,436	1,600,000	2,242,436	2.40%
James E. Rottsolk(5)	161,127	860,000	1,021,127	1.10%
Brian C. Henry(4)	350,000	500,000	850,000	**
Margaret A. Williams(4)	358,734	300,000	658,734	**
Steven L. Scott	2,179	525,773	527,952	**
Kenneth W. Johnson(4)(6)	193,775	530,200	723,925	**
Burton J. Smith	205,275	0	205,275	**

All directors and executive officers as a group (16 persons)(4)	2,177,768	5,098,728	7,276,496	7.51%

*	Unless otherwise indicated, all addresses are c/o Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860.

**	Less than 1%

(1)	This table is based upon information supplied by the named executive officers, directors and 5% shareholders, including filings with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in these notes and subject to community property laws where applicable, each of the listed shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. The number of shares and percentage of beneficial ownership includes shares of common stock issuable pursuant to stock options and warrants held by the person or group in question, which may be exercised or converted on April 17, 2006, or within 60 days thereafter.

(2)	Mr. Peizer has sole voting and dispositive powers regarding the shares of common stock underlying certain warrants, which are held of record by Laphroig LLC (warrants for 4,882,438 shares) and Chinaco LLC (warrants for 256,970 shares).

(3)	The information under the column “Common Shares Owned” is based on a Schedule 13G filed with the SEC on February 15, 2006, regarding ownership as of December 31, 2005. In that Schedule 13G, Wells Fargo & Company, as parent company, reported sole voting power over 10,078,142 shares and sole dispositive power over 10,319,173 shares, with one subsidiary, Wells Capital Management Incorporated, reporting sole voting power over 2,650,002 shares and sole dispositive power over 9,896,478 shares and another subsidiary, Wells Fargo Funds Management, LLC, reporting sole voting power over 7,428,140 shares and sole dispositive power over 422,695 shares. We have issued a common stock purchase warrant to Wells Fargo Foothill, Inc., which we believe is affiliated with the foregoing entities, covering 200,000 shares, which is not reflected on the Schedule 13G.

(4)	The number of common shares shown for the indicated executive officers includes restricted shares which vest on June 30, 2007, and are forfeitable in certain circumstances, as follows: Mr. Ungaro — 600,000 shares, Mr. Henry — 350,000 shares, Ms. Williams — 350,000 shares, Mr. Johnson — 100,000 shares, and other executive officers — 150,000 shares.

(5)	Mr. Rottsolk disclaims beneficial ownership of 5,871 shares for which he has voting and dispositive powers as custodian for his son under the Washington Uniform Gifts to Minors Act.

(6)	Mr. Johnson disclaims beneficial ownership of 2,600 shares for which he has voting and dispositive powers as a trustee of trusts for the benefit of his children, 100 shares owned by his wife and 500 shares owned by a child.

Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that our directors, executive officers and greater-than-10% shareholders file reports with the SEC on their initial beneficial ownership of our common stock and any subsequent changes. They must also provide us with copies of the reports.
      We are required to tell you in this Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based on this, we believe that all of these reporting persons complied with their filing requirements for 2005.
CORPORATE GOVERNANCE
      The goals of our Board of Directors are to build long-term value for our shareholders and to assure our vitality for our customers, employees and others that depend on us. Our Board has adopted and follows corporate governance practices that our Board and our senior management believe promote these purposes, are sound and represent best practices. To this end we have adopted charters for each of our Board committees, guidelines for our corporate governance and a Code of Business Conduct that applies to all of our directors, officers and employees. We periodically review these governance practices against requirements of the SEC, the listing standards of the Nasdaq National Market System (“Nasdaq”), the laws of the State of Washington and practices suggested by recognized corporate governance authorities.
The Board of Directors
      The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and our principal external advisers (legal counsel and outside auditors), by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

      Currently our Board has eight members. The Board has determined that seven directors, identified on the Common Stock Ownership table above, meet the Nasdaq National Market System standards for independence. Only independent directors serve on our Audit, Compensation and Corporate Governance Committees.
      The Board met ten times and the Board standing committees held a total of 35 meetings during 2005. Each director attended at least 95% of the meetings of the Board and relevant standing committees on which such director served. The average attendance for all directors at Board and standing committee meetings was over 98%.

The Committees of the Board
      The Board has established an Audit Committee, a Compensation Committee and a Corporate Governance Committee as standing committees of the Board. None of the Directors who serve as members of these committees is, or has ever been, one of our employees.
      Audit Committee. The current members of the Audit Committee are: Daniel C. Regis (Chair), Sally G. Narodick and Stephen C. Richards. The Audit Committee and the Board have determined that each member of the Audit Committee is “independent,” as that term is defined in SEC and Nasdaq National Market rules and regulations, and that Mr. Regis is an “audit committee financial expert,” as that term is defined in SEC regulations. The Audit Committee had 25 meetings during 2005. The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of:

•	the quality and integrity of our accounting and financial reporting processes and the audits of our financial statements,

•	the qualifications and independence of the public auditing firm engaged to issue an audit report on our financial statements,

•	the performance of our systems of internal controls, disclosure controls and internal audit functions, and

•	our procedures for legal and regulatory compliance, risk assessment and business conduct standards.
      The Audit Committee is directly and solely responsible for appointing, determining the compensation payable to, overseeing, terminating and replacing any independent auditor engaged by us for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us.
      The Audit Committee charter and the Code of Business Conduct are available on our web site: www.cray.com under “Investors — Corporate Governance — Committee Charters” and “— Governance Documents,” respectively. The report of the Audit Committee regarding its review of the financial statements and other matters is set forth below on page 29.
      Compensation Committee. The current members of the Compensation Committee are: Frank L. Lederman (Chair), John B. Jones, Jr., Kenneth W. Kennedy, Jr., Stephen C. Kiely and Stephen C. Richards (who joined the Committee in October 2005). The Compensation Committee and the Board have determined that each member of the Compensation Committee is “independent,” as that term is defined in Nasdaq rules and regulations. The Compensation Committee held seven meetings in 2005. The Compensation Committee assists the Board of Directors in fulfilling its responsibilities for the oversight of:

•	our compensation policies, plans and benefit programs,

•	the compensation of the chief executive officer and other executive officers, and

•	the administration of our equity compensation plans.
      Our compensation policies, plans and programs are designed to attract and retain the best personnel to allow us to achieve our goals and maintain our competitive posture. We seek to foster an environment that rewards superior performance and aligns the interests of our employees to the long-term interests of our shareholders through equity incentives. The Compensation Committee has the authority to determine the compensation of our executive officers other than the Chief Executive Officer. The Board (acting in executive session without the presence of the Chief Executive Officer) determines the compensation of the Chief Executive Officer based on the recommendation of the Committee.
      The Compensation Committee adopted a charter that has been approved by the Board of Directors. The Compensation Committee charter is available on our web site: www.cray.com under “Investors — Corporate Governance — Committee Charters.” Each year, the Compensation Committee reports to you on executive compensation. The Compensation Committee’s Report on Executive Compensation for 2005 is set forth below beginning on page 18.
      Corporate Governance Committee. The current members of the Corporate Governance Committee are: Stephen C. Kiely (Chair), Frank L. Lederman and Daniel C. Regis. The Corporate Governance Committee and the Board have determined that each member of the Corporate Governance Committee is “independent,” as that term is defined in Nasdaq National Market rules and regulations. The Corporate Governance Committee held three meetings in 2005. The Corporate Governance Committee has the responsibility to:

•	develop and recommend to the Board a set of corporate governance principles,

•	recommend qualified individuals to the Board for nomination as directors,

•	lead the Board in its annual review of the Board’s performance, and

•	recommend directors to the Board for appointment to Board committees.
      The Corporate Governance Committee has adopted a charter and Corporate Governance Guidelines, both of which have been approved by the Board of Directors. The Corporate Governance Committee charter and the Corporate Governance Guidelines are available on our web site: www.cray.com under “Investors-Corporate Governance — Committee Charters” and “— Governance Documents,” respectively.
      From time to time, the Board establishes other committees on an ad-hoc basis to assist in its oversight responsibilities.

Lead Director; Chairman of the Board
      In January 2005 the Board appointed Stephen C. Kiely as Lead Director; in August 2005 Mr. Kiely was appointed as Chairman of the Board, a non-executive position. As Lead Director and as Chairman, Mr. Kiely consults with Mr. Ungaro, as Chief Executive Officer, regarding agenda items for Board meetings; chairs executive sessions of the Board’s independent directors; communicates concerns of the independent directors to the Chief Executive Officer; and performs such other duties as the Board deems appropriate.

Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals
      Communications. The Corporate Governance Committee has established a procedure for our shareholders to communicate with the Board. Communications should be in writing, addressed to: Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860, and marked to the attention of the Board or any of its individual committees or the Chairman of the Board. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved, in the case of the communications addressed to the Board as a whole, to the Corporate Governance Committee or, if addressed to the Chairman, to the Chairman of the Board.
      Director Candidates. The criteria for Board membership as adopted by the Board include a person’s integrity, knowledge, judgment, skills, expertise, collegiality, diversity of experience and other time commitments (including positions on other company boards) in the context of the then-current composition of the Board. The Corporate Governance Committee is responsible for assessing the appropriate balance of skills brought to the Board by its members, and ensuring that an appropriate mix of specialized knowledge (e.g., financial, industry or technology) is represented on the Board.
      Once the Corporate Governance Committee has identified a potential director nominee, the Committee in consultation with the Chief Executive Officer evaluates the prospective nominee against the specific criteria that the Board has established and as set forth in our Corporate Governance Guidelines. If the Corporate

Governance Committee determines to proceed with further consideration, then members of the Corporate Governance Committee, the Chief Executive Officer and other members of the Board, as appropriate, interview the prospective nominee. After completing this evaluation and interview, the Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to elect the new director.
      The Corporate Governance Committee will consider candidates for director recommended by shareholders and will evaluate those candidates using the criteria set forth above. Shareholders should accompany their recommendations by a sufficiently detailed description of the candidate’s background and qualifications to allow the Corporate Governance Committee to evaluate the candidate in light of the criteria described above, a document signed by the candidate indicating his or her willingness to serve if elected and evidence of the nominating shareholder’s ownership of our common stock. Such recommendation and documents should be submitted in writing to: Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860, marked to the attention of the Corporate Governance Committee.
      In addition, our Bylaws permit shareholders to nominate directors at a shareholders’ meeting. In order to nominate a director at a shareholders’ meeting, you must notify us not fewer than 60 nor more than 90 days in advance of the meeting or, if later, by the 10th business day following the first public announcement of the meeting. In addition, the proposal must contain the information required in our Bylaws for director nominations, including:

•	your name and address,

•	the number of shares of our common stock which you own and when you acquired them,

•	a representation that you intend to appear at the meeting, in person or by proxy,

•	each nominee’s name, age, address and principal occupation or employment,

•	all information concerning the nominee that must be disclosed about nominees in proxy solicitations under the SEC proxy rules, and

•	each nominee’s executed consent to serve as a director if so elected.
      The Chairman of the Board, in his discretion, may determine that a proposed nomination was not made in accordance with the required procedures and, if so, disregard the nomination.
      Shareholder Proposals. In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2007 Annual Meeting, we must receive the written proposal no later than December 31, 2006. Such proposals also must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.
      In order for a shareholder proposal to be raised from the floor during the 2006 Annual Meeting, written notice of the proposal must be received by us not less than 60 nor more than 90 days prior to the meeting or, if later, by the 10th business day following the first public announcement of the meeting. The proposal must also contain the information required in our Bylaws for shareholder proposals, including:

•	a brief description of the business you wish to bring before the meeting, the reasons for conducting such business and the language of the proposal,

•	your name and address,

•	the number of shares of our common stock which you own and when you acquired them,

•	a representation that you intend to appear at the meeting, in person or by proxy, and

•	any material interest you have in the business to be brought before the meeting.
      The Chairman of the Board, if the facts so warrant, may direct that any business was not properly brought before the meeting in accordance with our Bylaws.
      If you wish to obtain a free copy of our Bylaws, please contact Kenneth W. Johnson, Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860. The Bylaws are available on our web site: www.cray.com under “Investors — Corporate Governance — Governance Documents.”

How We Compensate Directors
      Cash. Each non-employee Director receives an annual retainer of $10,000, paid quarterly, and a fee of $2,500 for each meeting of the Board attended in person or $1,000 ($1,500 beginning April 1, 2006) if attended telephonically. The Chairman of the Board receives an annual fee of $4,000, paid quarterly. The Audit Committee chair receives an annual fee of $6,000, paid quarterly. The chairs of the Compensation Committee and the Corporate Governance Committee each receive an annual fee of $2,000, paid quarterly, and each director receives a fee of $1,000 ($2,000 beginning April 1, 2006) for each committee meeting attended, whether in person or telephonically. When the Board creates committees other than the standing committees identified above, the Board determines whether to extend the same committee fee structure to the members of such committees. We reimburse all expenses related to participation in meetings of the shareholders, Board and committees.
      Equity Awards. Each non-employee director, upon his or her first election to the Board, is granted an option for 20,000 shares, vesting immediately, and with an exercise price equal to the fair market value of our common stock on the date of such first election. Prior to 2005, each non-employee director, on the date of the Annual Meeting, was granted a non-qualified option for 20,000 shares of our common stock, vesting monthly over the next twelve months and with an exercise price equal to the fair market value of our common stock on the date of the Annual Meeting. If a non-employee director joined the Board during a term, he or she received a pro-rata portion of the options for 20,000 shares. In 2005, non-employee directors received options for 20,000 shares that were laddered in installments of 5,000 shares each with per share exercise prices of $2.00, $2.50, $3.00 and $3.50 each when the per share fair market value of our common stock was $1.47; these options vested in full on December 31, 2005.
      Commencing with the Annual Meeting in 2006, we plan to grant to each continuing non-employee director elected by the shareholders restricted shares of common stock with a value equal to that director’s fees earned in the previous fiscal year, including annual retainer, fees for chairing the Board and Board committees and for Board and committee attendance. The per share value of shares granted will be determined by using the fair market value of our common stock on the date of such election. One-half of the shares will be restricted against sale or transfer for a period of one year from date of grant; the balance will be restricted against sale or transfer for a period of two years from the date of grant. The non-employee directors may vote and receive dividends on the restricted shares while the restrictions remain in place. If a non-employee director resigns from the Board without the prior approval of the Corporate Governance Committee while the restrictions are in place, the non-employee director forfeits the shares so restricted. Implementation of this policy is subject to shareholder approval of the 2006 Long-Term Equity Compensation Plan. If the shareholders do not approve that Plan, then we will grant stock options to non-employee directors pursuant to our current practice.
      The Board has established stock ownership guidelines pursuant to which, no later than two years after receiving restricted shares under the new plan, non-employee directors should hold shares of common stock with at least a value, based on acquisition cost, equal to one-year’s Board retainer and Board attendance fees.
      We do not compensate employee directors for their service on the Board.
      Under the arrangements described above, our directors earned the following amounts for 2005: Daniel J. Evans (prior to his retirement from the Board) — $5,000; John B. Jones, Jr. — $40,500; Kenneth W. Kennedy, Jr. — $38,500; Stephen C. Kiely — $45,500; Frank L. Lederman — $44,000; Sally G. Narodick — $53,000; Daniel C. Regis — $65,500 and Stephen C. Richards — $53,000. Each director, other than Mr. Evans, received stock options for 20,000 shares, that were laddered in installments of 5,000 shares each with per share exercise prices of $2.00, $2.50, $3.00 and $3.50, respectively; these options vested in full on December 31, 2005.

Director Attendance at Annual Meetings
      We encourage but do not require our directors to attend the Annual Meeting of Shareholders. Although we usually schedule a regular Board meeting on the morning before the Annual Meeting, we were not able to schedule a Board meeting on the date of the rescheduled 2006 Annual Meeting. All of our directors attended the 2005 Annual Meeting.
The Executive Officers

How We Compensate Executive Officers
      The tables and text on this and the following pages describe the salaries, bonuses and other compensation paid during the last three years, options granted in 2005, option values as of year-end 2005 and option repricings, as applicable, for both individuals who served as our President and Chief Executive Officer in 2005, our next four most highly compensated executive officers who were serving as executive officers at the end of 2005 and one individual who would have been one of our four most highly compensated executive officers but for the fact he was not serving as an executive officer at the end of 2005.
Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation
					Restricted	Securities	All Other
	Fiscal			Other Annual	Stock	Underlying	Compen-
Name and Principal Position	Year	Salary	Bonus(1)	Compensation	Awards(2)	Options	sation(3)

Peter J. Ungaro(4)	2005	$264,262	$413,754		$846,000	700,000	$2,543
Chief Executive Officer and	2004	$283,333				400,000	$3,759
President	2003	$100,480	$319,680		$180,000	500,000	$315
James E. Rottsolk(5)	2005	$339,333				200,000	$662,530
Chief Executive Officer and	2004	$350,000				200,000	$7,658
President	2003	$337,500	$263,813		$131,245		$8,106
Brian C. Henry(6)	2005	$168,641	$281,250		$493,500	500,000	$2,292
Executive Vice President
and Chief Financial Officer
Margaret A. Williams(7)	2005	$182,231	$125,000		$493,500	100,000	$1,465
Senior Vice President
Steven L. Scott(8)	2005	$258,215	$125,000			400,000	$2,662
Senior Vice President and	2004	$214,400				75,000	$3,756
Chief Technology Officer	2003	$211,667	$64,200				$3,625
Kenneth W. Johnson(9)	2005	$219,076	$25,000		$141,000	316,700	$5,907
Senior Vice President and	2004	$220,000	$30,000			50,000	$7,713
General Counsel	2003	$217,500	$88,440		$43,995		$8,327
Burton J. Smith(10)	2005	$256,115	$750			100,000	$5,527
Chief Scientist	2004	$250,000				100,000	$6,338
	2003	$246,500	$100,500		$49,996		$8,169

(1)	Bonuses are shown for the year earned. If the bonuses were not paid during the year, they were paid in the following calendar year.

(2)	In 2005 we granted shares of restricted stock to the named executive officers as follows: Mr. Ungaro — 600,000 shares; Mr. Henry — 350,000 shares; Ms. Williams — 350,000 shares; and Mr. Johnson — 100,000 shares. All such shares vest on June 30, 2007, and are forfeitable if before such date the officer is discharged with cause or resigns without good reason, as such terms are defined in the restrictive stock agreements. If we were to pay dividends on our common stock, the holders of the restricted shares would be eligible to receive such dividends. The values shown in the above table are based on the closing price of $1.41 per share for our common stock on the date of grant, December 20, 2005, as reported by Nasdaq. The restricted shares granted in 2005 are the only restricted shares currently owned by the named executive officers. As of December 31, 2005, these shares had the following values, based on the closing price of our common stock of $1.33 per share on December 30, 2005, the last trading day of the year, as reported by Nasdaq: Mr. Ungaro — $798,000; Mr. Henry — $465,500; Ms. Williams — $465,000, and Mr. Johnson — $133,000.

(3)	“All Other Compensation” for 2005 includes premiums for group term life insurance policies (Mr. Ungaro — $486, Mr. Rottsolk — $3,564, Mr. Henry — $542, Ms. Williams — $540, Mr. Scott — $477, Mr. Johnson — $3,434, and Mr. Smith — $3,416) and our matching contributions under our 401(k) Plan (Mr. Ungaro — $2,057, Mr. Rottsolk — $2,716, Mr. Henry — $1,750, Ms. Williams — $925, Mr. Scott — $2,185, Mr. Johnson — $2,473, and Mr. Smith — $2,111).

(4)	Mr. Ungaro joined us in August 2003. The amount shown as “Bonus” for 2003 includes a one-time hiring bonus of $250,000. On March 7, 2005, Mr. Ungaro was appointed President. In connection with his appointment as President, he received a one-time appointment bonus of $300,000 that in part was in lieu of a payment under a 2004 special incentive plan based on product revenue and gross margin. We had accrued $88,647 for payment of such 2004 bonus. On August 8, 2005, Mr. Ungaro was named Chief Executive Officer. The amount shown under “Bonus” for 2005 includes an override bonus based on gross margin pursuant to our March 2005 agreement with Mr. Ungaro.

(5)	Mr. Rottsolk was President until March 7, 2005, and Chief Executive Officer until August 8, 2005. He remained an employee until January 1, 2006. The amount shown under “All Other Compensation” includes the amount of $656,250 which is payable to Mr. Rottsolk under our Executive Severance Policy. This amount is being paid in bi-weekly payments from January 2006 through December 31, 2007.

(6)	Mr. Henry joined us as Chief Financial Officer in May 2005. Mr. Henry earned a bonus for 2005 for the accomplishment of certain goals specified in his offer letter. The amount shown as “Bonus” for 2005 also includes a one-time hiring bonus of $200,000, which vests monthly and will vest in full in May 2006; Mr. Henry agreed to repay the unvested portion of this bonus if he leaves before May 2006.

(7)	Ms. Williams joined us as a Senior Vice President in April 2005. The amount shown as “Bonus” for 2005 was a one-time hiring bonus which she has agreed to repay to us if she leaves before April 2006.

(8)	Mr. Scott was appointed as Senior Vice President in October 2005. He previously served as an employee from 1992 through mid-July 2005, and rejoined us in September 2005. The amount shown as “Bonus” for 2005 was a one-time hiring bonus, of which $63,000 was paid in September 2005 and $62,000 was paid in March 2006, which Mr. Scott has agreed to repay to us if he leaves before September 2007.

(9)	From November 2004 to May 2005, Mr. Johnson also served as our Chief Financial Officer, and the amounts shown under “Bonus” for 2004 and 2005 were for his contributions for accepting this position on an interim basis in addition to his other responsibilities. Of the options shown as granted to Mr. Johnson in 2005, 216,700 were outstanding options that were repriced. See the tables below titled “Option Grants in 2005” and “Ten-Year Option Repricings.”

(10)	Mr. Smith resigned as an officer and employee effective December 7, 2005. The amount shown under “Bonus” includes payments to Mr. Smith for issued patents under a policy available to all employees.

Option Grants in 2005
      The following table provides information on option grants in 2005 to each of the executive officers named in the Summary Compensation Table. All options were granted at or above the fair market value of our common stock on the date of grant.

						Potential Realizable Value
	Number of		% of Total			at Assumed Annual Rates
	Securities		Options			of Stock Price Appreciation
	Underlying		Granted to			for Option Term
	Options		Employees in	Exercise Price	Expiration
Name	Granted(1)		Fiscal Year(2)	Per Share	Date	5% (6)	10% (6)

Peter J. Ungaro	175,000	(3)	2.74%	$2.00	5/11/15	$69,032	$317,240
	175,000	(3)	2.74%	$2.50	5/11/15		$229,740
	175,000	(3)	2.74%	$3.00	5/11/15		$142,240
	175,000	(3)	2.74%	$3.50	5/11/15		$54,740
James E. Rottsolk(7)	50,000	(3)	0.78%	$2.00	5/11/15	$19,723	$90,640
	50,000	(3)	0.78%	$2.50	5/11/15		$65,640
	50,000	(3)	0.78%	$3.00	5/11/15		$40,640
	50,000	(3)	0.78%	$3.50	5/11/15		$15,640
Brian C. Henry	500,000		7.83%	$1.48	5/23/15	$465,379	$1,179,368
Margaret A. Williams	50,000	(4)	0.78%	$2.08	4/27/15	$65,405	$165,749
	50,000	(4)	0.78%	$2.50	4/27/15	$44,405	$144,749
	50,000	(4)	0.78%	$2.91	4/27/15	$23,905	$124,249
	50,000	(4)	0.78%	$3.33	4/27/15	$2,905	$103,249
	25,000	(3)	0.39%	$2.00	5/11/15	$9,862	$45,320
	25,000	(3)	0.39%	$2.50	5/11/15		$32,820
	25,000	(3)	0.39%	$3.00	5/11/15		$20,320
	25,000	(3)	0.39%	$3.50	5/11/15		$7,820
Steven L. Scott	25,000	(3)	0.39%	$2.00	5/11/15	$9,862	$45,320
	25,000	(3)	0.39%	$2.50	5/11/15		$32,820
	25,000	(3)	0.39%	$3.00	5/11/15		$20,320
	25,000	(3)	0.39%	$3.50	5/11/15		$7,820
	300,000		4.70%	$0.95	9/26/15	$179,422	$454,694
Kenneth W. Johnson	25,000	(3)	0.39%	$2.00	5/11/15	$9,862	$45,320
	25,000	(3)	0.39%	$2.50	5/11/15		$32,820
	25,000	(3)	0.39%	$3.00	5/11/15		$20,320
	25,000	(3)	0.39%	$3.50	5/11/15		$7,820
	29,200	(5)	0.46%	$1.49	2/03/09	$9,376	$19,409
	70,000	(5)	1.10%	$1.49	2/01/10	$28,816	$63,676
	117,500	(5)	1.84%	$1.49	8/26/12	$71,273	$166,097
Burton J. Smith(8)	25,000	(3)	0.39%	$2.00	5/11/15	$9,862	$45,320
	25,000	(3)	0.39%	$2.50	5/11/15		$32,820
	25,000	(3)	0.39%	$3.00	5/11/15		$20,320
	25,000	(3)	0.39%	$3.50	5/11/15		$7,820

(1)	The options listed above became vested in full on or before December 31, 2005. All of the executive officers’ options will expire ten years from the date of grant or, if earlier, upon a specified time after employment terminates.

(2)	We granted options, including repriced options, for an aggregate of 6,388,530 shares to employees in 2005.

(3)	On the date these options were granted, the fair market value of our common stock was $1.47 per share.

(4)	On the date these options were granted, the fair market value of our common stock was $2.08 per share.

(5)	These options, covering an aggregate of 216,700 shares, shown as granted to Mr. Johnson with a per share exercise price of $1.49, were outstanding options that were repriced to the current fair value of our common stock on December 20, 2005, the date of repricing. The terms of these options, other than the exercise price, were not changed.

(6)	The amounts reported in the last two columns represent hypothetical values that the executive officers could realize upon exercise of the options immediately before the expiration of their terms, assuming the specified compounded rates of appreciation of the price of our common stock over the term of the options. We have calculated these numbers based on the rules of the SEC and they do not represent our estimate of future price growth of our common stock. Our common stock may not achieve the rates of appreciation assumed in this table, and the executive officers may not receive the amounts reflected in this table. This table does not take into account any appreciation in the price of our common stock from the date of grant to the current date. Values shown are net of the option exercise price but do not include deductions for taxes or other expenses associated with the exercise.

(7)	Mr. Rottsolk was President until March 7, 2005, and Chief Executive Officer until August 8, 2005. He remained an employee until January 1, 2006. Mr. Rottsolk’s options, if not exercised, expire on December 31, 2007.

(8)	Mr. Smith resigned as an officer and employee effective December 7, 2005, and these options terminated as of that date.
Aggregated Option Values as of Year-End 2005
      The following table provides information, with respect to each of the executive officers named in the Summary Compensation Table, regarding the value of unexercised options held by them at December 31, 2005, less the applicable option exercise price but without any deduction for applicable taxes. Actual gains, if any, will depend on the value of our common stock on the date of any sale of the underlying common stock. No named executive officer exercised any stock options in 2005. All options held by the named executive officers vested in full on or before December 31, 2005.

	Shares Underlying		Value of Unexercised
	Unexercised Options at		In-the-Money Options at
	December 31, 2005		December 31, 2005(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Peter J. Ungaro	1,600,000	0	$0	$0
James E. Rottsolk(2)	1,754,000	0	$0	$0
Brian C. Henry	500,000	0	$0	$0
Margaret A. Williams	300,000	0	$0	$0
Steven L. Scott	525,773	0	$113,700	$0
Kenneth W. Johnson	530,200	0	$0	$0
Burton J. Smith(3)	1,076,000	0	$0	$0

(1)	“In-the-money” stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date. On December 30, 2005, the last trading date of the year, the closing per share price of our common stock on the Nasdaq National Market System was $1.33.

(2)	Of Mr. Rottsolk’s options, a total of 894,000 expired on January 10, 2006, following his termination of employment. His remaining options, if not exercised, expire on December 31, 2007.

(3)	Mr. Smith’s options expired on March 7, 2006.

Ten-Year Option Repricings
      In connection with a broad grant of stock options and restricted stock to employees, including executive officers, on December 20, 2005, we repriced an aggregate of 1,274,260 outstanding stock options previously granted under plans that permitted repricings, including the options described below to individuals who are, or who received these stock options when they were, executive officers. Other than lowering the exercise price, we made no other change to any of the option terms. This is the only time we have repriced outstanding stock options.

		Securities				Length of
		Underlying	Market Price of	Exercise		Original Option
		Number of	Common Stock	Price at		Term Remaining
		Options	at Time of	Time of	New Exercise	at Date of
Name	Date	Repriced	Repricing	Repricing	Price	Repricing

Kenneth W. Johnson	12/20/05	70,000	$1.49	$7.84	$1.49	4.1 years
Senior Vice President	12/20/05	29,200	$1.49	$6.13	$1.49	3.1 years
and General Counsel	12/20/05	117,500	$1.49	$3.95	$1.49	6.7 years
Christopher Jehn	12/20/05	32,293	$1.49	$3.95	$1.49	6.7 years
Vice President
David R. Kiefer	12/20/05	75,000	$1.49	$5.00	$1.49	5.5 years
Senior Vice President	12/20/05	100,000	$1.49	$3.95	$1.49	6.7 years
      The report of our Compensation Committee on the repricing of stock options is contained in its Report on Executive Compensation for 2005 set forth below beginning on page 18.
Equity Compensation Plan Information
      The following table provides information as of December 31, 2005, with respect to compensation plans under which shares of our common stock are authorized for issuance, including plans previously approved by our shareholders and plans not previously approved by our shareholders.

			Number of Shares of
	Number of Shares of		Common Stock Available
	Common Stock to be	Weighted-Average Exercise	for Future Issuance Under
	Issued Upon Exercise of	Price of Outstanding	Equity Compensation
	Outstanding Options,	Options, Warrants and	Plans (excluding shares
Plan Category	Warrants and Rights	Rights	reflected in 1st column)

Equity compensation plans approved by shareholders(1)	13,485,363	$4.72	2,263,468
Equity compensation plans not approved by shareholders(2)	4,515,217	$2.41	100,070

Total	18,000,580	$4.14	2,363,538

(1)	The shareholders approved our 1988, 1995 Independent Director, 1995, 1999 and 2003 stock option plans, our 2004 long-term equity compensation plan and our 2001 employee stock purchase plan; the 1988, the 1995 Independent Director and the 1995 stock option plans have been terminated and no more options may be granted under those plans. Pursuant to these stock option plans, incentive and nonqualified options may be granted to employees, officers, directors, agents and consultants with exercise prices at least equal to the fair market value of the underlying common stock at the time of grant. While the Board may grant options with varying vesting periods under these plans, most options granted to employees vest over 4 years, with 25% of the options vesting after one year and the remaining options vesting monthly over the next three years, and most option grants to non-employee directors vest monthly over the twelve months after grant. On March 21, 2005, the vesting of all employee stock options with per share exercise prices of $2.36 or higher was accelerated, and on May 11, 2005, the vesting of all employee stock options with per share exercise prices of $1.47 or higher was accelerated; the vesting of stock options granted to non-employee directors and contractors was not accelerated. Most options granted in 2005 vested in full on or before December 31, 2005. Under the 2004 long-term equity compensation plan, the Board may grant restricted and performance stock grants in addition to incentive and nonqualified stock options. Under these option and equity compensation plans approved by shareholders under which we may grant stock options, an aggregate of 113,599 shares remained available for grant as of December 31, 2005; we may grant restricted stock and stock bonuses only under the 2004 long-term equity compensation plan; as of December 31, 2005, only 9,023 shares remained available for grant under the 2004 long-term equity compensation plan.

Under the 2001 employee stock purchase plan, all employees are eligible to participate and through December 15, 2005, had the right to purchase shares in three-month offering periods at the lesser of (a) 85% of the fair market value of the common stock at the beginning of each offering period or (b) 100% of the fair market value of the common stock at the end of each offering period. Effective December 16, 2005, the pricing formula was changed to 95% of the fair market value of our common stock at the end of each offering period. The 2001 employee stock purchase plan covers a total of 4,000,000 shares; at December 31, 2005, we had issued a total of 1,850,131 shares under the 2001 plan and had a total of 2,149,869 shares available for future issuance. The first two columns do not include the shares available under the 2001 employee stock purchase plan for the offering period that spans December 31, 2005, as neither the number of shares to be issued in that offering period nor the offering price were then determinable.

(2)	The shareholders did not approve the 2000 non-executive employee stock option plan. Under the 2000 non-executive employee stock option plan approved by the Board of Directors on March 30, 2000, an aggregate of 6,000,000 shares pursuant to non-qualified options could be issued to employees, agents and consultants but not to officers or directors. Otherwise, the 2000 non-executive employee stock option plan is similar to the stock option plans described in footnote (1) above. At December 31, 2005, under the 2000 non-executive employee stock plan we had options for 3,658,030 shares outstanding and 100,070 options available for grant.

On April 1, 2004, in connection with the acquisition of OctigaBay Systems Corporation, subsequently renamed Cray Canada Inc., we assumed that company’s key employee stock option plan, including existing options. Options could be granted to Cray Canada employees, directors and consultants. Otherwise the Cray Canada key employee stock option plan is similar to the stock option plans described in footnote (1) above. Under the Cray Canada key employee stock option plan, we had 857,187 options outstanding as of December 31, 2005. On March 8, 2006, the Cray Canada plan was terminated. Although on December 31, 2005, we had 519,750 options available for grant to individuals eligible under that plan, we issued no options under the Cray Canada plan between that date and termination of the Cray Canada plan, and those shares are not included in third column above.

From time to time we have issued warrants as compensation to consultants and others for services without shareholder approval. As of December 31, 2005, we had no such warrants outstanding.

Management Agreements and Policies
      Management Continuation Agreements. We have entered into Management Continuation Agreements with certain of our employees, including our current executive officers named in the Summary Compensation Table above. Pursuant to these agreements, each such officer or employee is eligible to receive, in the event that his or her employment is terminated within three years following a change of control, other than for just cause, death, disability, retirement or resignation other than for good reason, as such terms are defined in the agreement, an amount equal to two times his or her annual compensation, continuation of health benefits and group term life insurance for twenty-four months thereafter and the acceleration of vesting for all options held. If these severance payments were to constitute “excess parachute payments” for federal income tax purposes, we have agreed to pay any excise taxes due with respect to those “excess parachute payments,” and any further excise taxes and federal and state income taxes due with respect to these additional payments, so that the employee receives the same after-tax compensation the employee would have received if no excise tax were imposed.

      Under the Management Continuation Agreements, “annual compensation” means one year of base salary, at the highest base salary rate that was paid to the employee in the 12-month period prior to the date of his or her termination of employment, plus 100% of the annual bonus which the employee was eligible to receive in that 12-month period. A “change of control” includes a 50% or greater change in voting power immediately following a merger or an acquisition and certain changes in the composition of the Board of Directors during a thirty-six month period not initiated by our Board of Directors.
      Executive Severance Policy. In October 2002 the Board adopted an Executive Severance Policy that covers our officers, including the executive officers named in the Summary Compensation Table. This policy primarily applies to terminations of employment without cause or resignations for good reason (as such terms are defined in the policy); this policy does not apply if the Management Continuation Agreements described above are applicable and does not apply to terminations due to death, disability or retirement. If applicable, this policy provides for continuation of base salary, exclusive of bonus, for varying periods except as discussed below. For the Chief Executive Officer, until March 7, 2005, the period was twelve months plus one month for each year of service as an officer up to a maximum of fifteen months; for senior vice presidents, the period is nine months plus one month for each year of service as an officer up to a maximum of twelve months; and for other vice presidents, the period is six months plus one month for each year of service as an officer up to a maximum of nine months. On March 7, 2005, the Board amended the Executive Severance Plan with respect to the salary portion of the severance payment to be paid to the Chief Executive Officer and the President. The Chief Executive Officer receives 100% of the total of the annual base salary and the executive bonus based on the target established by the Board for each year. The payment to the President is based on his total annual base salary, the executive bonus based on the target established by the Board for each year and an override bonus based on gross margin and the Board-approved plan for each year, with the President receiving 200% of such compensation if his employment was terminated before the end of March 2008 and 100% of such compensation thereafter. On August 8, 2005, in connection with Mr. Ungaro being appointed the Chief Executive Officer in addition to being the President, the Executive Severance Policy was amended to eliminate the separate severance payment to the Chief Executive Officer and to provide that the payment previously payable to the President was for the President and the Chief Executive Officer. This policy also provides for continued payment of our portion of medical, dental, vision and life insurance benefits, extension of a period to exercise stock options if permitted by the applicable option agreement and executive outplacement services. To receive these benefits the officer must provide us with a general release and continue to comply with his or her confidentiality and other agreements with us. Our obligations under this policy are unfunded and the Board has the express right to modify or terminate this policy at any time. The arrangements with Mr. Rottsolk in connection with his resignation effective January 1, 2006, were pursuant to the Executive Severance Policy as then in effect.
      Compensation Agreements with Mr. Ungaro. On March 7, 2005, we entered into a letter agreement with Mr. Ungaro regarding his appointment as President. Under that agreement, Mr. Ungaro’s annual base salary was increased to $350,000 effective March 1, 2005, he received a one-time appointment bonus of $300,000 that in part was in lieu of a payment under a 2004 special incentive plan based on product revenue and gross margin under which we had accrued $88,647 for payment of such 2004 bonus, he is eligible for an award of 75% of base salary under our executive bonus plan, and he is eligible to receive an override bonus based on our total gross margin, as the gross margin is reported in our public financial statements. The bonus is .0035 of the gross margin up to the gross margin target in the plan approved by the Board for such year, and .006 of gross margin in excess of such approved gross margin. The override bonus is to be paid quarterly, after filing of the applicable Reports on Forms 10-Q or 10-K with the SEC, with any true-up necessary in the payment for the fourth quarter of each fiscal year.
      Retention Agreements. On December 20, 2005, our Board of Directors approved retention agreements with each of three executive officers: Peter J. Ungaro, President and Chief Executive Officer; Brian C. Henry, Executive Vice President and Chief Financial Officer; and Margaret A. Williams, Senior Vice President. The agreements provide that if the officer remains employed by us on December 31, 2006, and December 31, 2007, he or she will receive a retention bonus. The amount of the bonus is equal to, for 2006, 100% of the sum of the officer’s base pay in 2006 plus target bonus assuming 100% of target is reached, and, for 2007, 50% of the sum of the officer’s base pay in 2007 plus target bonus assuming 100% of target is reached. In the event the officer is terminated without cause or terminates with good reason, as such terms are defined in the agreement, Mr. Henry and Ms. Williams would receive payment under the retention agreement and, if applicable, a payment under our Executive Severance Policy, as then in effect; in such event Mr. Ungaro would receive the higher of the payment under the retention agreement or the Executive Severance Policy, but not payments under both. An officer would not receive a payment under the retention agreement if he or she were terminated for cause, died, retired, terminated employment for other than for good reason or because of disability, as such terms are defined in the retention agreement. If there were a change of control, the Board then would decide whether the retention agreements would be applicable in addition to the Management Continuation Agreements described above.

Compensation Committee Interlocks and Insider Participation
      The current members of the Compensation Committee are Frank L. Lederman (chair), John B. Jones, Jr., Kenneth W. Kennedy, Jr. Stephen C. Kiely and Stephen C. Richards. No member of the Compensation Committee was an officer or employee of Cray Inc. or any of our subsidiaries in 2005 or formerly. In addition, none of our executive officers served on the board of directors or compensation committee of any entity whose executive officers included one of our directors.
Report on Executive Compensation for 2005 by the Compensation Committee
      The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation philosophy of Cray Inc. and its subsidiaries (together, the “Company”) and for reviewing on a periodic basis the competitiveness of the Company’s compensation plans and benefits programs to ensure that these plans and programs serve to attract and retain highly qualified employees, including executive officers, to motivate all employees to achieve the Company’s business objectives and to align the interests of all employees with the long-term interests of the shareholders.
      The Compensation Committee’s membership and duties are described above under “Corporate Governance — The Board of Directors — The Committees of the Board — Compensation Committee.”
Philosophy
      The Company’s compensation philosophy is to provide policies, plans and programs designed to attract and retain the best personnel at all levels to allow it to achieve its goals and maintain its competitive posture. The Company’s executive officer compensation policies are founded on these same principles. Pursuant to this overall approach:

•	Compensation is based on the level of job responsibility, individual performance and Company performance. As employees assume greater levels of responsibility, an increasing proportion of their pay is linked to Company performance and shareholder return.

•	To attract and retain a highly skilled work force, the Company must remain competitive with the pay of other employers that compete with it for talent. In all markets the Company faces competition for its employees from many sources, often including technology companies with far greater resources. This competitive pressure has increased the need to improve overall compensation, even in the light of disappointing Company performance in the last two years. To provide stability, the Company has provided retention incentives where appropriate.

•	The Company seeks to align the interests of its employees to the long-term interests of the shareholders through equity incentives, principally with stock options and on a more limited basis through restricted stock grants.

General Compensation Program
      In furtherance of this philosophy, the Company’s compensation program for employees generally has the following elements:

Salaries
      The Company’s approach is to have base salaries at approximately the 50% median for the job title and responsibility, with additional compensation coming from cash bonus and long-term equity incentives. Base salaries are reviewed annually based on Company and individual performance for the previous year, taking into account any adjustments in job responsibility during the year. In this process, both internal and external relative parity among employees are considered as is published compensation information, particularly the Radford Surveys, and competitive information obtained in connection with new employee hires and, when possible, from departing employees.

Cash Bonuses
      Employees not on a commission plan participate in the Company’s variable pay program. Variable pay cash bonus goals are expressed as a percentage of base salary and are established each year, with levels of bonuses increasing based on job responsibilities. The variable pay bonuses have been based both on Company performance and on achievement of individual goals established each year, and generally are paid after the year has been completed. In 2005, as in previous years, a prerequisite for payment of any variable pay cash bonus was annual net operating income, and thus no variable pay bonuses were paid for 2005 to any employee. The Committee is reviewing the continuation of this requirement in 2006 for employees, especially those who do not have direct responsibility for overall Company financial performance.

Equity Incentives
      Stock Options. Long-term equity incentives generally have taken the form of ten-year stock options with exercise prices set at 100% of fair market value of the Company’s common stock on the date of grant, thus providing value to the optionee only if the value of the Company’s common stock appreciates. Through 2005, our general approach was to grant stock options to new employees as of their first date of employment. The Company also has had a broad annual grant of options to nearly all employees, with the number of options in individual cases based on the employee’s performance and job responsibility, generally measured by salary range. While previous option grants had four-year vesting periods, with 25% of the options vesting after one year and the balance vesting over the next 36 months, stock options granted in 2005 generally vested on or before December 31, 2005. In addition, in 2005 the Board approved immediate vesting of all outstanding options held by employees with an exercise price of $1.47 per share or higher. In taking this action the Board balanced the retentive value of longer-term vesting programs against employee morale and the perception of option values, particularly in light of the decline in market value of the Company’s common stock and new accounting rules requiring the deemed value of vesting options to be recorded as a compensation expense on the Company’s financial statements.
      December Option Grant and Repricing. In 2005, the general grant of stock options to employees occurred in December. Given the performance of the Company, and as no variable pay cash bonuses had been paid for 2004 or would be payable for 2005, and in recognition that the market price for the Company’s common stock was at levels substantially below the exercise price for many of the outstanding options held by employees, which substantially negated the incentive value of those options, the Compensation Committee concurred with management’s recommendation that a larger equity grant than in recent years was appropriate to increase morale and to further align employees’ interests with shareholders’ interests. The Company, however, did not have sufficient options available for grant under its existing stock option plans to accomplish these goals fully. The Company’s 2003 stock option plan and 2004 long-term equity compensation plan did not permit repricing of options granted under those plans, although earlier option plans permitted option repricing. The Board of Directors, including the Compensation Committee, while generally not favoring repricing of outstanding stock options, concluded that repricing of certain outstanding options where permitted was the only way of fully achieving the goals of the broad equity grant. As a result, the Board of Directors, upon the recommendation of the Compensation Committee, approved a grant of 1,237,060 new options with ten-year terms, immediate vesting and an exercise price of $1.49 per share, the fair market value of the Company’s common stock, and it lowered the exercise price of 1,274,260 outstanding options with exercise prices above $3.50 per share to $1.49 per share without changing other terms of these existing options. The Company used option valuation methodology to equalize as much as possible the value of a repriced option with a shorter life to a new grant of a ten-year option. This is the only time that the Company has repriced outstanding options. For 2006, the Compensation Committee is reviewing with the Company the general grant of options to new employees, the parameters of annual grants and the appropriate vesting period of new options.
      Restricted Stock. In the December 2005 grant, the Board approved the grant of 1,815,000 shares of restricted stock, vesting on June 30, 2007. This grant was limited to certain key managers and executive officers, as described more fully below under “Executive Officer Compensation.” The grant of restricted stock was to provide both equity and retention incentives.
      Employee Stock Purchase Plan. The Company also provides all employees with the opportunity to purchase shares of its common stock under an Employee Stock Purchase Plan (“ESPP”) qualified under Section 423 of the U.S. Internal Revenue Code. Participants may contribute from $50 per month up to 15% of their gross pay and purchase shares in three-month offering periods. Through December 15, 2005, the ESPP permitted participants to purchase shares at the lower of 85% of the market value of the Company’s common stock at the beginning of each offering period or 100% of the market value at the end of each offering period, thus rewarding participants if the market price generally increased during the period. Because of the change in the accounting rules for equity compensation, the Company’s shareholders approved amendments to the ESPP changing the purchase price formula for purchases in 2006 to 95% of the market value of the common stock at the end of each offering period.

Retirement Plan
      The Company’s only retirement plan for all U.S. employees, including executive officers, is a qualified 401(k) plan under which employees may contribute a portion of their salary on a pre-tax basis. Contributions in 2005 were limited to $14,000 annually, with a limit of up to $18,000 for employees age 50 or over. Employees may invest in a limited number of mutual funds, and may not use voluntary contributions to purchase shares of the Company’s common stock. Until 2004, the Company matched employee contributions at a 25% rate, with half of the match paid in cash on a quarterly basis during the year and the balance payable after the end of the year in cash and/or Company common stock. The remaining match usually has been paid in shares of the Company’s common stock. There are no restrictions, other than those imposed by the securities laws regarding insider trading, on employees transferring the value of the Company’s common stock in their accounts to other permitted investments. In 2005, the Company ceased its matching contribution for the second half of the year. The Company intends to reinstate a form of matching contribution when overall Company performance improves.

Benefits
      The Company believes its benefits plans provide an important element to overall employee compensation. The Company has several benefit plans available on a non-discriminatory basis to all employees in the United States, including group medical, dental and vision plans, life insurance, long-term care, short and long-term disability, supplemental income protection, a retiree medical plan, flexible spending accounts for health care and dependent care, an employee assistance plan and travel assistance.
      The foregoing describes generally the Company’s compensation program for its employees in the United States. Subject to local laws and practices, the Company attempts to provide the same or substantially equivalent programs and benefits for its employees located in other countries.

Executive Officer Compensation
      The elements of executive officer compensation follow the general compensation elements described above. Executive officers participate in the ESPP, 401(k) plan and benefits plans on the same basis as all U.S. employees. Except as described below with respect to an executive severance policy, management continuation agreements and certain retention agreements, the Company provides no deferred or special compensation or retirement plans and no perquisites (other than five reserved parking places at the Company’s Seattle, Washington, headquarters) for executive officers.
      For compensation purposes, the Company considers as executive officers the Chief Executive Officer and those officers who are responsible for a principal business unit or who perform a policy-making function and who report to the Chief Executive Officer. The Company currently has identified, in addition to the Chief Executive Officer, six officers as executive officers. The Compensation Committee determines an annual compensation plan for the executive officers, other than for the Chief Executive Officer, after soliciting the recommendations of the Chief Executive Officer, and recommends the compensation of the Chief Executive Officer to the full Board. The “Summary Compensation Table” above sets forth the compensation for the last three fiscal years for the two individuals who served as Chief Executive Officer in 2005, for the next four most highly compensated executive officers who were serving as executive officers at the end of 2005 and for one individual who would have been one of the four most highly compensated executive officers but for the fact he was not serving as an executive officer at the end of 2005.

Base Salary
      In making individual base salary decisions for executive officers, the Committee considers each officer’s duties, the quality of the officer’s performance, the officer’s potential, market compensation practices, the contribution the officer has made to our overall performance, the Company’s financial status and salary levels in comparable high technology companies. The Committee also compares the salary of each officer with other officers’ salaries, taking into account the number of years employed by the Company, the possibility of future promotions and the extent and frequency of prior salary adjustments. As with our employees generally, base salaries are generally established at median levels with a higher percentage of total compensation being at risk through the management cash bonus program and equity incentives.
      In 2005, the Company’s senior management team was significantly restructured, including promoting Peter J. Ungaro first to President and later to Chief Executive Officer, and adding Margaret A. Williams, Brian C. Henry, Steven L. Scott and Jan C. Silverman to key executive officer positions. While each hire was negotiated separately, principal consideration was given to providing competitive compensation in order to attract them to come and to stay with the Company while attempting to stay within the Company’s general compensation structure, including overall compensation and the role of base salary, cash bonuses and long-term equity incentives.

Cash Bonuses
      Our executive bonus plan is a material element of the annual compensation program for our executive officers. The Company also includes other officers in this plan, except for those with sales functions who are on a sales commission plan. The 2005 executive bonus plan provided for bonuses as a percentage of salary based on our achieving certain specified goals regarding net operating income (as adjusted for unplanned significant costs and adjustments) and, with respect to each participant, meeting certain individual performance goals. Target bonuses for executive officers, other than the Chief Executive Officer, range from 40% to 50% of base salary. Depending on Company performance, an individual could earn up to 200% of target, with the Chief Executive Officer, subject to Committee concurrence, authorized to recommend final bonuses ranging from 0% to 125% based on individual performance. Although Company performance and individual goals each counted for 50% of the total possible bonus in 2005, the Company had to reach a certain level of net operating income for any bonus to be paid. For 2005, given the Company’s financial results for the year, the Compensation Committee granted no bonuses to executive officers or other participants under this plan. The bonus to Mr. Johnson for 2005 was for his contributions in accepting the position of Chief Financial Officer on an interim basis in the fall of 2004 and service as such during the first five months in 2005 in addition to his other responsibilities. In attracting Mr. Henry to become our Chief Financial Officer, and as specified in his offer letter, the Company agreed that half his 2005 bonus would be based on achieving specific key goals without being dependent on the Company reaching a level of operating income.
      As noted earlier, the Company significantly revamped its senior management team in 2005. In order to attract these new executives to new positions with the Company, and to keep within the Company’s general salary structure, the Company provided appointment or hiring bonuses that, except for Mr. Ungaro, vested over negotiated periods and were repayable if the executive left the Company before vesting. The appointment and hiring bonuses granted to the named executive officers are reflected on the “Summary Compensation Table” above.

Equity
      In determining the amount of equity compensation to be awarded to executive officers in a fiscal year, the Compensation Committee considers the current stock ownership of the officer, relevant industry experience, the impact of the officer’s contribution, the number of years each officer has been employed by us, the possibility of future promotions, the extent and frequency of prior option grants, the officer’s unvested stock option position and the range of outstanding options with exercise prices below or near the current market price for the Company’s common stock. In prior years, as with options granted to all employees described above, options were granted to executive officers at fair market value upon grant and with four-year vesting periods. In May 2005, stock options were granted to executive officers upon consideration of these factors. In providing the May 2005 grants, the Committee also was concerned about the relatively low level of the Company’s common stock market price. It also was considering the impact of the new accounting rule requiring the expensing of vesting stock options on the financial statements as compensation expense. To accommodate these concerns, and to provide both retention and financial incentives, the stock options granted in May 2005 vested on December 31, 2005, but with exercise prices set above the market price for the Company’s common stock on the date of grant, which was $1.47 per share, with 25% of each option granted having exercise prices of $2.00, $2.50, $3.00 and $3.50 per share, respectively. Separately, all executive officers also had the vesting of existing options accelerated in 2005 on the same basis as all employees, as described above under “General Compensation Program — Equity Incentives — Stock Options.”
      In the fall of 2005, the Compensation Committee worked with the senior management team for a broad grant of stock options to all employees, which occurred in December 2005. The background of the December 2005 grant of stock options and repricing of certain outstanding options is described above under “General Compensation Program — Equity Incentives — December Option Grant and Repricing.” The Compensation Committee decided to include executive officers in this grant in addition to the May 2005 grant for several reasons, including recognition of improvements in the Company’s financial performance in the second half, particularly reduction of operating expenses; increasing their equity participation in the Company, further aligning their interests with the shareholders for long-term growth; and retaining parity among the executive officers in light of equity grants to new officers hired during the year where grants were given in consideration of competitive offers. Of the 1,237,060 options granted in December 2005, none were issued to executive officers. Of the 1,274,260 options that were repriced, an aggregate of 423,993 repriced options were held by individuals who are, or who received the options when they were, executive officers, as set forth on the “Ten-Year Option Repricing Table” above.
      As part of the December 2005 grant, the Compensation Committee also approved the grant of restricted stock to certain executive officers and key managers, with 1,410,000 of the total of 1,815,000 restricted shares issued to executive officers; both these figures exclude 150,000 restricted shares previously granted to Mr. Silverman in connection with his joining the Company. The restrictions on transfer lapse on June 30, 2007; if prior to that date a recipient is terminated for cause or terminates without good reason, as those terms are defined in the restricted stock grant agreement, the officer forfeits those restricted shares. These grants of restricted stock were to increase each recipient’s ownership of the Company’s common stock, thereby aligning their interests with shareholder interests, and with the vesting schedule to provide a retention incentive. The restricted stock grants to named executive officers are reflected on the “Summary Compensation Table” above and are described in footnote 2 to that table.
      Executive Severance Policy. The Board of Directors has had an executive severance policy in effect since October 2002 that covers specified officers, including the Company’s executive officers, in order to provide an incentive for individuals to assume key leadership positions. The policy sets forth certain payments and benefits to be provided when applicable, but does not restrict the Company’s ability to terminate the employment of any covered officer. This policy applies if the officer’s employment is terminated other than for cause, death, disability, retirement or resignation other than for good reason (as such terms are defined in the policy); this policy does not apply if the management continuation agreements described below are applicable. The terms of the executive severance policy are described more fully under “Management Agreements and Policies” above. Changes in the policy in 2005 with respect to Mr. Rottsolk and Mr. Ungaro, as Chief Executive Officers, are described under “Chief Executive Officers” below. Obligations under this policy are funded out of the Company’s general assets. The Company has the authority to amend or discontinue the executive severance policy, and the Chief Executive Officer has the authority to change the officers to whom the policy applies at any time; prior to termination of employment, no officer has any vested rights under this policy. Mr. Rottsolk is receiving payments and benefits pursuant to this policy, as described in footnote 5 to the “Summary Compensation Table” above.
      Management Continuation Agreements. We have entered into management continuation agreements with certain of our officers, including our current executive officers named in the “Summary Compensation Table” above. Pursuant to these agreements, each such officer is eligible to receive, in the event that his or her employment is terminated within three years following a change of control, other than for just cause, death, disability, retirement or resignation other than for good reason, as such terms are defined in the agreement, an amount equal to two times his or her annual cash compensation, continuation of health benefits and group term life insurance for twenty-four months thereafter and the acceleration of vesting for all options held. The purpose of these agreements is to ensure the continuity of management and to foster objectivity in the face of potentially distracting circumstances arising from the possibility of a change of control of the Company. We are not aware of any such change of control now being contemplated. The terms of the Management Continuation Agreements are described more fully under “Management Agreements and Policies” above.
Chief Executive Officers

Base Salary and Cash Bonus
      The Committee recommends to the Board the compensation of the Chief Executive Officer, including base salary, bonus plan and equity incentives. In March 2005, the Board restructured the Company’s senior management, with Mr. Ungaro becoming President and responsible for all of the Company’s functions except finance, legal and government relations, and Mr. Rottsolk continuing as Chairman and Chief Executive Officer. In connection with this change, Mr. Ungaro’s base salary was increased from $300,000 to $350,000, he received a one-time appointment bonus of $300,000, and his target percentage in the executive bonus plan was increased from 50% to 75% of base salary. The $300,000 appointment bonus in part was in lieu of a payment under a 2004 special incentive plan based on product revenue and gross margin under which the Company had accrued $88,647 for payment. Mr. Ungaro was also provided a special override bonus for 2005 based on total gross margin as reported in our public financial statements in recognition that the Company’s gross margin had been deteriorating in recent years. In recognition of the uncertainty that such a restructure creates, the Compensation Committee also recommended, and the Board approved, amending the executive severance plan for Mr. Rottsolk and Mr. Ungaro to provide for a payment based on total cash compensation rather than on base salary only. For Mr. Rottsolk, the severance plan payment was set at 100% of the total of base salary and target bonus under the management bonus plan; for Mr. Ungaro, the severance plan payment was set at 200% of the total of base salary, target bonus under the management plan and target bonus under the override bonus through March 2008 and 100% of the total of such elements thereafter. At the same time, Mr. Rottsolk’s annual base salary was increased from $350,000 to $375,000. The Compensation Committee and Board believed these increases and changes were necessary and appropriate in order to attract Mr. Ungaro to assume these expanded responsibilities and to reflect that Mr. Ungaro reported to Mr. Rottsolk.

      In August 2005, Mr. Ungaro assumed the responsibilities of Chief Executive Officer while continuing to serve as President. There were no changes to his compensation in connection with that change.

Equity
      In May 2005, as recommended by the Committee and approved by the Board, Mr. Rottsolk received an option grant for 200,000 shares, and Mr. Ungaro received an option grant for 700,000 shares, each with per share exercise prices above the then current market price for the Company’s common stock at the time and on the same other terms for all executive officers, as described above. The size of the grants reflected the Compensation Committee’s judgment as to future contributions to the Company and was to provide a substantial level of equity incentive in alignment with shareholders’ interests. As with all other employees and executive officers, Mr. Rottsolk and Mr. Ungaro had the vesting of outstanding options accelerated, also as described earlier. As part of the December equity grant, Mr. Ungaro received a grant of 600,000 shares of restricted stock vesting on June 30, 2007, and on the same terms as restricted stock grants to other executives and key managers described above. The size of the grant reflected recognition of Mr. Ungaro’s leadership role in assembling a restructured senior management team and reducing operating expenses and that Mr. Ungaro’s stock options have exercise prices above the current market prices for the Company’s common stock, including the options described above and options granted in 2003 for 500,000 shares at $9.00 per share. The grant was also designed to provide a strong retention incentive.

Retention Agreements
      In addition to the salary and equity compensation described above, the Board of Directors wanted to provide a significant retention incentive for Mr. Ungaro and two other new executive officers with important roles, Mr. Henry as Executive Vice President and Chief Financial Officer and Ms. Williams as Senior Vice President responsible for all research and development activities. In December 2005, the Board approved and the Company entered into separate retention agreements with each of these three executive officers providing financial incentives if the officer remained employed by the Company at December 31, 2006, and at December 31, 2007. These agreements reflected the awareness that each of these individuals are well known and highly sought, that they each have contributed significantly to the Company in their new roles in the relatively brief period they have been with the Company and that the loss of any of these individuals at this time particularly would materially adversely affect the Company. The terms of the retention agreements are described under “Management Agreement and Policies” above.
Section 162(m)
      Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. This limitation does not apply, however, to “performance-based” compensation, as defined under the Federal tax laws. Stock options and annual incentive awards generally qualify as “performance-based” compensation, and are, therefore, fully deductible.
      The Committee considers the anticipated tax treatment to the Company and its executive officers when reviewing executive compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Committee’s control, also can affect deductibility of compensation.
      The Committee will continue to assess alternatives for preserving the deductibility of compensation payments and benefits. However, the Committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), since the Committee wishes to maintain the flexibility to structure the Company’s compensation programs in ways that best promote the best interests of the Company and its shareholders.

Conclusion
      The Committee and the Board believe that the caliber and motivation of all our employees, and especially our executive leadership, are essential to the Company’s performance. We believe our management compensation programs contribute to the Company’s ability to differentiate our performance from others in the marketplace. We will continue to evolve and administer our compensation program in a manner that we believe will be in shareholders’ interests and worthy of shareholder support.

The Compensation Committee

Frank L. Lederman, Chairman
John B. Jones, Jr.
Kenneth W. Kennedy, Jr.
Stephen C. Kiely
Stephen C. Richards
Legal Proceedings and Indemnification
      We and several of our current and former officers and directors have been named as defendants in a securities class action lawsuit filed in the U.S. District Court for the Western District of Washington. Plaintiffs seek to represent a class of purchasers of our securities from October 23, 2002, through May 9, 2005. The consolidated complaint alleges federal securities law violations in connection with the issuance of various public statements. In addition, shareholder derivative lawsuits which purport to be brought on our behalf and assert allegations substantially similar to those asserted in the class action complaint, as well as allegations of breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment, have been filed in the U.S. District Court for the Western District of Washington and in the Superior Court of the State of Washington for King County against members of our Board of Directors, including all nominees for the Directors identified below under “Discussion Of Proposals Recommended By The Board — Proposal 1: To Elect Eight Directors For One-Year Terms,” and certain current and former officers and former directors. Under the indemnification provisions contained in our Bylaws, we are required to pay for our current and former directors, and the Board has determined that we will pay for our current and former officers, all the expenses, including attorneys’ fees, incurred by these current and former officers and directors, in defending against these actions. Each of these individuals has provided an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be so indemnified.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS
Change in Independent Registered Public Accounting Firms
      On April 11, 2005, Deloitte & Touche LLP (“D&T”) informed the Chairman of our Audit Committee that D&T would not stand for re-election as our independent registered public accounting firm for the fiscal year ending December 31, 2005. D&T had been our independent auditors since 1987. D&T continued to be engaged to provide its attestation report on management’s assessment of our internal control over financial reporting required by Item 308(b) of Regulation S-K for filing in an amendment to our Annual Report on Form 10-K for the year ended December 31, 2004, and to review our interim financial information to be included in our Quarterly Report on Form 10-Q for our first quarter ended March 31, 2005.
      D&T completed its services for us with the filing on May 10, 2005, of our Quarterly Report on Form 10-Q for our first quarter ended March 31, 2005.
      We have been informed by D&T that its decision not to stand for re-election was not the result of any disagreements between us and D&T on matters of accounting principles or practices, financial statement disclosure or audit scope or procedures.
      The audit reports of D&T on our financial statements for fiscal years ended December 31, 2004, and 2003, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. As set forth under Item 9A of our Form 10-K/ A filed with the SEC on May 3, 2005, D&T’s report on internal control over financial reporting disclaimed an opinion on management’s assessment of the effectiveness of our internal control over financial reporting because of a scope limitation and expressed an adverse opinion on the effectiveness of our internal control over financial reporting because of material weaknesses and the effects of the scope limitation. We received an unqualified audit report from D&T on the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.
      During the period from January 1, 2003, through May 10, 2005, when D&T completed its services, there were no disagreements between us and D&T on any matter of accounting principles or practices, financial statement disclosure or audit scope or procedure which, if not resolved to D&T’s satisfaction, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.
      During the period from January 1, 2003, through May 10, 2005, there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except as follows:

•	In connection with the performance of its audit of our financial statements for the year ended December 31, 2003, D&T reported to our Audit Committee that a reportable condition existed with respect to the lack of policies and procedures relating to accounting for non-revenue related contracts with third parties, specifically contracts entered into without the knowledge of and/or review by our accounting department to properly assess and account for the related contract;

•	With respect to the material weaknesses in internal control over financial reporting described under Item 9A of our Form 10-K filed with the SEC on April 1, 2005; and

•	With respect to the material weaknesses in internal control over financial reporting described under Item 9A of our Form 10-K/A filed with the SEC on May 3, 2005.
      On June 30, 2005, our Audit Committee engaged the firm of Peterson Sullivan PLLC of Seattle, Washington, to act as our independent registered public accounting firm.
      During the fiscal years ended December 31, 2003, and 2004 and the interim period to June 30, 2005, we did not consult with Peterson Sullivan PLLC for any services, including either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement or a reportable event.

Information Regarding our Independent Registered Public Accounting Firms
      Peterson Sullivan PLLC commenced serving as our independent auditors on June 30, 2005 and audited our 2005 financial statements. Our Audit Committee has selected Peterson Sullivan PLLC to serve as our independent auditors for 2006. As stated above, Deloitte & Touche LLP served as our independent auditors through May 10, 2005, and audited our 2004 financial statements. Representatives of Peterson Sullivan PLLC are expected to be present at the Annual Meeting, and will have the opportunity to make a statement and to respond to appropriate questions.

Services and Fees
      The following table lists the fees for services rendered by Deloitte & Touche LLP for 2004 and through May 10, 2005 (except for performance of statutory audits of certain foreign subsidiaries past this date):

Services	2005	2004

Audit Fees(1)	$173,000	$1,419,000
Audit-Related Fees(2)		29,000
Tax Fees(3)	45,000	228,000
All Other Fees(4)

Total	$218,000	$1,649,000

      The following table lists the fees for services rendered by Peterson Sullivan PLLC from June 30, 2005, through December 31, 2005:

Services	2005

Audit Fees(1)	$789,000
Audit-Related Fees(2)
Tax Fees(3)
All Other Fees(4)

Total	$789,000

(1)	Audit services billed for 2005 and 2004 consisted of: audit of our annual financial statements, audits of our assessment of our internal control over financial reporting and the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of our quarterly financial statements, statutory and regulatory audits, consents, comfort letters and other services related to filings with the SEC and capital raising offerings.

(2)	No audit-related services were billed in 2005. Audit-related services billed in 2004 consisted of employee benefit audits.

(3)	Tax services billed in 2005 and 2004 consisted of tax compliance and tax planning and advice:

•	Fees for tax compliance services totaled $30,000 in 2005 and $70,000 in 2004. Tax compliance services are services rendered, based upon facts already in existence or completed transactions, to document, compute and obtain government approval for amounts to be included in tax filings. Such services consisted of federal, state and local income tax return assistance, sales and use, property and other tax return assistance, assistance with tax return filings in certain foreign jurisdictions and transfer pricing documentation.

•	Fees for tax planning and advice services totaled $15,000 in 2005 and $158,000 in 2004. Tax planning and advice are services rendered with respect to proposed transactions or that structure a transaction to obtain a particular tax result. Such services consisted of tax advice related to research and development tax credits and tax advice related to intra-group restructuring.

(4)	There were no fees billed for other services in 2005 or 2004 by either Deloitte & Touche LLP or Peterson Sullivan PLLC.

      The Audit Committee has determined that the provision of non-audit services for us by Deloitte & Touche LLP for us in 2004 and 2005, were compatible with such firm maintaining its independence. Peterson Sullivan PLLC to date has not performed any non-audit services for us.
      The Audit Committee approved the following non-audit services performed by by Deloitte & Touche LLP in 2004 and 2005:

•	Consultations and consents related to SEC filings and registrations statements,

•	Audits of employee benefit plans,

•	Statutory audits required by our foreign subsidiaries and consultation on accounting matters,

•	Tax planning and tax compliance for the U.S. and foreign income and other taxes, and

•	Assistance related to implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Committee Pre-Approval Policy
      All audit, tax and other services to be performed for us by Peterson Sullivan PLLC from June 30, 2005, and, prior to May 10, 2005, by Deloitte & Touche LLP, must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval usually is granted at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Committee at its next meeting. During 2005, all services performed by Peterson Sullivan PLLC and Deloitte & Touche LLP were pre-approved by the Audit Committee in accordance with this policy.

Report on the 2005 Financial Statements and Independent Registered Public Accounting Firms by the Audit Committee
      The Audit Committee of the Board of Directors has furnished the following report:
      The management of Cray Inc. (the “Company”) has the responsibility for the financial statements and for their integrity and objectivity. To help fulfill this responsibility, management maintains a system of internal controls designed to provide reasonable assurance that assets are safeguarded against loss or unauthorized use and that transactions are executed in accordance with management’s authorizations and are reflected accurately in our records. The Audit Committee oversees the fulfillment by management of its responsibilities over financial controls and the preparation of the financial statements. The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2005, and discussed such statements with management and the Company’s independent registered public accounting firm, Peterson Sullivan PLLC, including discussions concerning the quality of accounting principles, reasonableness of significant judgments and disclosures in the financial statements.
      The Audit Committee also has discussed with the Company’s independent auditors such matters relating to the performance of the audit as are required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit and Finance Committees, as amended). Additionally, the Audit Committee has discussed with the independent auditors their independence with respect to the Company and considered whether their potential provision of non-audit services is compatible with maintaining that independence. In this consideration, the Audit Committee reviewed the fees billed by the independent auditors as disclosed above. The Company has received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1.
      In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

The Audit Committee

Daniel C. Regis, Chairman
Sally G. Narodick
Stephen C. Richards

STOCK PERFORMANCE GRAPH
      The graph below compares the cumulative total return to shareholders for our common stock with the comparable return of the Nasdaq Stock Market (U.S. companies) Index and the Nasdaq Computer Manufacturer Stocks Index.
      The graph assumes that a shareholder invested $100 in our common stock on December 29, 2000, and that all dividends were reinvested. We have never paid cash dividends on our common stock. All return information is historical and is not necessarily indicative of future performance.
COMPARISON OF CUMULATIVE TOTAL RETURN AMONG OUR COMMON STOCK,
THE NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX AND THE NASDAQ
COMPUTER MANUFACTURER STOCKS INDEX THROUGH DECEMBER 31, 2005

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05

Cray Inc.	100.0	124.7	511.3	662.0	310.7	88.7

Nasdaq Stock Market (U.S.)	100.0	79.3	54.8	82.0	89.2	91.1

Nasdaq Computer Manufacturer Stocks	100.0	68.9	45.7	63.5	83.0	85.0

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD
Proposal 1:     To Elect Eight Directors For One-Year Terms
      Our Bylaws fix the number of members of our Board at eight. Eight directors presently serve on our Board of Directors for terms ending at the 2006 Annual Meeting. The Board has nominated Ms. Narodick and Messrs. Jones, Kennedy, Kiely, Lederman, Regis, Richards and Ungaro for reelection to the Board, each to hold office until the Annual Meeting in 2007.
      We know of no reason why any nominee may be unable to serve as a director. If any nominee becomes unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy.
      Each nominee is a defendant in certain derivative lawsuits recently filed in federal and state courts located in Seattle, Washington, purportedly on our behalf. See “Corporate Governance — Litigation and Indemnification” above.
      Board Recommendation: The Board of Directors recommends that you vote “for” the election of all nominees for director.
      Information about each nominee for director is set forth below.
John B. Jones, Jr.
      Mr. Jones, 61, joined our Board in December 2004. He was a leading high technology equity research analyst for nearly twenty years. Until his retirement in the fall of 2004, Mr. Jones was a Senior Managing Director at Schwab SoundView Capital Markets. He joined SoundView in 2002 as a Senior Equity Research Analyst. From 1992 to 2002, Mr. Jones was a Managing Director and Senior Analyst at Salomon Brothers, Salomon Smith Barney and Citibank, where he covered the Server and Enterprise Hardware, Printer and Test & Measurement industries. From 1985 to 1992, he was a partner and senior analyst at Montgomery Securities. Prior to his career as an equity research analyst, Mr. Jones held various positions in the computer industry at Stratus Computer, Wang Laboratories and IBM. He is a director of Stratus Technologies Inc., a provider of fault tolerant computer servers, technologies and services. He received his B.S. degree from the University of Oregon.
Kenneth W. Kennedy, Jr.
      Professor Kennedy, 60, joined our Board in 1989. He is the John and Ann Doerr University Professor of Computational Engineering at Rice University and also is Director of the Center for High Performance Software Research at Rice University, a position he has held since 1989. He directed the National Science Foundation Center for Research on Parallel Computation from 1989 to January 2000. From 1997 to 1999, Professor Kennedy served as Co-Chair of the President’s Information Technology Advisory Committee and remained a member of that committee until 2001. He is a Fellow of the Institute of Electrical and Electronics Engineers, the Association for Computing Machinery, and the American Association for the Advancement of Science and has been a member of the National Academy of Engineering since 1990. In 1999, he was named recipient of the ACM SIGPLAN Programming Languages Achievement Award, the third time this award was given. He received his M.S. and Ph.D. degrees from New York University.
Stephen C. Kiely
      Mr. Kiely, 60, joined our Board in 1999, was appointed Lead Director in January 2005 and Chairman of the Board in August 2005. He is Chairman of Stratus Technologies Inc., a provider of fault tolerant computer servers, technologies and services, headquartered in Maynard, Massachusetts. Mr. Kiely has served in his present position at Stratus Technologies since 1999 when Stratus was purchased from Ascend Communications and he served as Chief Executive Officer of Stratus Technologies from 1999 through June 2003. Mr. Kiely joined Stratus in 1994 and held various executive positions with Stratus, becoming President of the Stratus Enterprise Computer division in 1998. Prior to joining Stratus, Mr. Kiely held a number of executive positions with several information technology companies, including EON Corporation, Bull Information Systems, Prisma, Inc., Prime Computer and IBM. Mr. Kiely is a past member of the Advisory Council for the School of Engineering at Rice University, has served as a board member of the Massachusetts Technology Park Corporation and was a member of an advisory board to the President of the State University of New York at New Paltz. Mr. Kiely received his B.A. in Mathematics at Fairfield University and his M.S. in Management at the Stanford University Graduate School of Business.
Frank L. Lederman
      Dr. Lederman, 56, joined our Board in May 2004. He served as a Vice President and Chief Technical Officer of Alcoa, Inc., from 1995 to his retirement in 2002. From 1988 to 1995, Dr. Lederman was with Toronto-based Noranda Inc., where he served as Senior Vice President, Technology. His responsibilities included directing the Noranda Technology Center in Montreal. Before joining Noranda, he was with General Electric Company from 1976 to 1988 serving in a number of positions in management and as a physicist, including as manager of electronics research programs and resources in the Corporate Research and Development Center in Schenectady, N.Y. Dr. Lederman received an M.S. and Ph.D. in Physics at the University of Illinois and a B.S. and M.S. at Carnegie-Mellon University, and was a Post-Doctoral Fellow in Electrical Engineering at the University of Pennsylvania.
Sally G. Narodick
      Ms. Narodick, 60, joined our Board in October 2004. She is a retired educational technology and e-learning consultant. From 2000 to 2004 she was President of Narodick Consulting, an e-learning consulting firm. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chairman and Chief Executive Officer of Edmark Corporation, an educational software company sold to IBM in 1996. From 1973 to 1987, she served in a variety of financial management capacities at Seafirst Corporation and Seafirst Bank, and was a securities analyst at Paine Webber from 1970 to 1973. She also serves as a Board member of Penford Corporation, Puget Energy, Inc., Solutia Inc. and SumTotal Systems. A graduate of Boston University, Ms. Narodick earned an M.A. in Teaching from Columbia University and an M.B.A. from New York University.
Daniel C. Regis
      Mr. Regis, 66, joined our Board in 2003. He currently is Managing Director of Digital Partners, a venture capital fund specializing in Northwest emerging technology companies, which he co-founded in 2000. From 1996 to 1999, he was President of Kirlan Venture Capital, Inc., where he managed similarly focused technology funds. Prior to that, Mr. Regis spent thirty-two years with Price Waterhouse LLP, including serving as managing partner of the Seattle office and previously of the Northwest and Portland, Oregon offices. He is a director of Columbia Banking System, Inc., and Art Technology Group, Inc. He received his B.S. from Seattle University.
Stephen C. Richards
      Mr. Richards, 52, joined our Board in October 2004 and is currently a private investor. Previously he served as Chief Operating Officer and Chief Financial Officer of McAfee, Inc., the leading provider of intrusion prevention and risk management solutions, a position he held for four years until his retirement in December 2004. He served as Chief Online Trading Officer of E*TRADE Group, Inc., a position he held from March 1999 to June 2000. From 1998 to February 1999, he served as Senior Vice President, Corporate Development and New Ventures at E*TRADE, following two years as E*TRADE’s Senior Vice President of Finance, Chief Financial Officer and Treasurer. Prior to joining E*TRADE in April 1996, he was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., Vice President/ Deputy Controller of Becker Paribas and First Vice President/ Controller of Jefferies and Company, Inc. Mr. Richards is a member of the Board of Directors of Tradestation Group Inc., Guidance Software, Inc., HealthBenefit Corporation and Zantaz, Inc., and is a member of the Board of Governors of the Pacific Stock Exchange and a trustee for the UC Davis Foundation. Mr. Richards is a Certified Public Accountant. He

received a B.A. from the University of California at Davis and an M.B.A. in Finance from the University of California at Los Angeles.
Peter J. Ungaro
      Mr. Ungaro, 37, has served on our Board and as our Chief Executive Officer since August 2005 and as President since March 2005; he previously served as Senior Vice President responsible for sales, marketing and services since September 2004 and before then served as Vice President responsible for sales and marketing from when he joined us in August 2003. Prior to joining us, he served as Vice President, Worldwide Deep Computing Sales for IBM from April 2003. Prior to that assignment, he was IBM’s vice president, worldwide high performance computing sales, a position he held since February 1999. He also held a variety of other sales leadership positions since joining IBM in 1991. Mr. Ungaro received a B.A. in business administration from Washington State University.
Proposal 2:  To Approve an Amendment to Our Restated Articles of Incorporation to Effect a One-for-Four Reverse Stock Split of all Outstanding and Authorized Shares of Our Common Stock
Introduction
      We propose to amend our Restated Articles of Incorporation to effect a one-for-four reverse stock split of all outstanding and authorized shares of our common stock. The Board of Directors reserves the right, notwithstanding shareholder approval, and without further action by the shareholders, to abandon or to delay the reverse stock split, if at any time prior to the filing of the amendment it determines, in its sole discretion, that the reverse stock split would not be in the best interests of our shareholders.
      The text that will be included in the Articles of Amendment to effect the one-for-four reverse stock split is as follows:

“As of the beginning of the first business day (the “Effective Date”) after the filing of these Articles of Amendment every four issued and outstanding and authorized shares of the Corporation’s Common Stock automatically shall be combined and reconstituted into one share of Common Stock, par value $0.01 per share, of the Corporation, thereby giving effect to a one-for-four reverse stock split without further action of any kind (the “Reverse Stock Split”). Each holder of a certificate or certificates that immediately prior to the Effective Date represented outstanding shares of Common Stock shall be entitled to receive, upon surrender of such certificates to the Corporation for cancellation, a certificate or certificates representing the number of whole shares (rounded down to the nearest whole shares) of Common Stock held by such holder on the Effective Date after giving effect to the Reverse Stock Split. No fractional shares of Common Stock shall be issued in the Reverse Stock Split; instead, shareholders who would otherwise be entitled to fractional shares will receive a cash payment in lieu of such fraction based upon the reported closing price of the Corporation’s Common Stock on the trading date immediately before the Effective Date. No other exchange, reclassification or cancellation of issued shares shall be effected by this Amendment.”
      Upon this amendment becoming effective, and if Proposal 3 regarding an increase in the number of authorized shares of common stock is not approved by the shareholders, the number of authorized shares of common stock would decrease from the current 150,000,000 shares to 37,500,000 shares of common stock. If both this amendment and Proposal 3 become effective, the number of authorized shares of common stock would be 75,000,000 shares of common stock. If this amendment does not become effective and if Proposal 3 does, then we would have 300,000,000 shares of authorized common stock. See the discussion under “Proposal 3: To Approve an Amendment to our Restated Articles of Incorporation to Increase the Number of Authorized Shares from 150,000,000 to 300,000,000 shares, on a pre-split basis” below.
      Examples. As of the effective date of the reverse stock split, all shareholders will own a proportionally reduced number of shares of common stock, excluding any fractional shares cancelled in exchange for cash. For example, if a shareholder owned 1,000 shares of common stock immediately prior to the effective date, then the shareholder would own 250 shares of common stock as of the effective date, which reflects the same proportional ownership interest in our shares of common stock because all shareholders would have the same reduction. As a further example, if a person held a stock option or warrant for 1,000 shares with an exercise price of $2.50 per share immediately prior to the effective date, the person would hold an option or warrant for 250 shares with an exercise price of $10.00 per share as of the effective date; in each case, however, the holder of the option or warrant must spend $2,500 to exercise the option or warrant in full. See “Principal Effects of a Reverse Stock Split — Common Stock” below. As discussed below under “Reasons For a Reverse Stock Split,” we expect the per share market price for our common stock to increase in approximate proportion to the reverse split, although there can be assurance that it would do so.
Reasons For A Reverse Stock Split
      As of April 17, 2006, our total market value was approximately $139.46 million and we had 91,750,299 shares of common stock issued and outstanding. On such date, the closing price for our common stock on Nasdaq was $1.52 per share. We believe that a reverse stock split may be desirable because the increased market price of our common stock expected as a result of implementing a reverse stock split will encourage investor interest and trading in our common stock and improve the marketability and liquidity of our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We recognize that the liquidity of our common stock may be adversely affected by a reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. However, from January 1, 2005, through March 1, 2006, our daily trading volume, as reported by Nasdaq, has averaged over 1,200,000 shares, and we believe that there will be sufficient post-split shares to provide adequate liquidity for our shareholders. The Board of Directors believes that the anticipated higher market price may reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.
      Our common stock has been listed on Nasdaq since January 20, 1998. Nasdaq’s rules require that we comply with certain maintenance standards to continue to be listed on Nasdaq, including a minimum closing bid price of $1.00 per share. Because our current stock price is above $1.00 per share, we do not believe that we currently are at substantial risk of non-compliance with this maintenance requirement. Our common stock, however, closed below $1.00 per share for 19 consecutive days in September and October 2005, and it is possible that the market price for our common stock could decline again to such levels. An increased stock price resulting from a reverse stock split would reduce the potential risk that our common stock could fall below the Nasdaq minimum closing bid requirement.
      We cannot predict, however, whether a reverse stock split would achieve the desired results. The price per share of our common stock is also a function of our financial performance and other factors, some of which may be unrelated to the number of shares outstanding. Accordingly, there can be no assurance that the closing bid price of our common stock after a reverse stock split would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or would increase at all, or that any increase can be sustained for a prolonged period of time.
Principal Effects of a Reverse Stock Split

Common Stock
      Our common stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If any proposed reverse stock split is implemented, our common stock will continue to be reported on the Nasdaq National Market under the symbol “CRAY,” although Nasdaq would add the letter “D” to the end of our trading symbol for a period of at least 20 trading days to indicate that the reverse stock split has occurred.
      After the effective date of a reverse stock split, each shareholder will own a proportionally reduced number of shares of our common stock, as set forth in the examples above. The reverse stock split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in us, except to the extent that a reverse stock split results in any of our shareholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by a reverse stock split other than as a result of the payment of cash in lieu of fractional shares. For example, shareholders are not currently entitled to cumulative voting rights and will not be entitled to such rights following the reverse stock split. Further, the number of shareholders of record will not be affected by a reverse stock split except to the extent that any shareholder holds only a fractional share interest and receives cash for such interest after a reverse stock split, as discussed below.
      A reverse stock split will result in some shareholders — those currently owning less than 400 shares — owning “odd-lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.
      The proposed reverse stock split would change the number of authorized shares of common stock, as designated by our Restated Articles of Incorporation, from 150,000,000 shares to 37,500,000 shares. However, if Proposal 3 also is approved, then after giving effect to the reverse stock split the number of authorized shares of common stock would be 75,000,000 shares.
      The proposed reverse stock split is not a first step in a “going-private” transaction.
      For illustrative purposes, the following table, which is based on 91,750,299 shares of common stock outstanding and 48,227,849 shares of common stock reserved for issuance as of April  17, 2006, approximates the effect on our common stock of the proposed one-for-four reverse stock split, assuming Proposal 4 to approve the 2006 Long-Term Equity Compensation Plan is approved by the shareholders, and whether Proposal 3 to increase the authorized number of shares of common stock is or is not approved by the shareholders.

	Prior to Reverse Stock Split			After Reverse Stock Split

		If Proposal 4	If Proposals 3 and	If Proposal 3 is	If Proposal 3
	Current	is approved	4 are approved	not approved(1)	is approved(1)

Authorized Common Stock	150,000,000	150,000,000	300,000,000	37,500,000	75,000,000
Issued and Outstanding	91,750,299	91,750,299	91,750,299	22,937,574	22,937,574
Issued, Outstanding and Reserved for Issuance	139,978,148	149,978,148	149,978,148	37,494,537	37,494,537
Percentage Reduction				75%	75%

(1)	Assumes approval of Proposal 4; does not reflect the cancellation of fractional shares and payment in cash in lieu thereof.

Options, Warrants, Convertible Notes And Other Securities
      In addition, all outstanding options, warrants, convertible notes and other securities entitling their holders to purchase shares of our common stock would be adjusted as a result of any reverse stock split, as required by the terms of these securities. In particular, the exchange ratio for each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the one-for-four ratio of the reverse stock split, as set forth in the above example. Also, the number of shares reserved for issuance under the existing employee stock option plans, warrant and convertible notes would be reduced proportionally based on the one-for-four ratio of the reverse stock split.

Fractional Shares
      No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, shareholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the one-for-four ratio, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of our common stock on the trading date immediately preceding the effective date of the reverse stock split as reported on Nasdaq by (ii) the number of shares of our common stock held by such shareholder that would otherwise have been exchanged for such fractional share interest.
Implementation And Exchange Of Stock Certificates
      If our shareholders approve the proposal and our Board of Directors decides to effectuate a reverse stock split, we will file an amendment to our Restated Articles of Incorporation with the Secretary of State of Washington. The reverse stock split will become effective at the time specified in the amendment — the next business day after the filing of the amendment — which we refer to as the effective date.
      As of the effective date of the reverse stock split, each certificate representing shares of our common stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by us after the effective date until they surrender their old stock certificates for exchange. All shares underlying options, warrants, convertible notes and other securities would also be automatically adjusted on the effective date.
      Our transfer agent, Mellon Investor Services LLC, would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, shareholders and holders of securities convertible into or exercisable for our common stock would be notified of the effectiveness of the reverse stock split. Shareholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates, which will bear a different CUSIP number, reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further action to effect the exchange of their shares. No new certificates would be issued to a shareholder until such shareholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the ratio of the reverse stock split. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.
Certain Federal Income Tax Consequences
      The following is a summary of material United States federal income tax consequences of a reverse stock split. It does not address any state, local or foreign income or other tax consequences. It applies to you only if you held pre-reverse stock split common stock shares and post-reverse stock split common stock shares as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as (i) a dealer in securities or currencies, (ii) a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings, (iii) a bank, (iv) a life insurance company, (v) a tax-exempt organization, (vi) a person that owns common stock shares that are a hedge or that are hedged against interest rate risks, (vii) a person that owns common stock shares as part of a straddle or conversion transaction for tax purposes, (viii) a foreign person, or (ix) a person whose functional currency for tax purposes is not the U.S. dollar. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, all of which are subject to change, possibly on a retroactive basis.

      PLEASE CONSULT YOUR OWN TAX ADVISOR CONCERNING THE CONSEQUENCES OF A REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

Tax Consequences To Common Shareholders
      This discussion applies only to United States holders. A United States holder, as used herein, is a shareholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
      Other than with respect to any cash payments received in lieu of fractional shares discussed below, no gain or loss should be recognized by a shareholder upon such shareholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to a reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a new share deemed to have been received) will be the same as the shareholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. In general, shareholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of a reverse stock split will be deemed for federal income tax purposes to have first received the fractional share interests and then to have had those fractional share interests redeemed for cash. The shareholder’s holding period for the post-reverse stock split shares will include the period during which the shareholder held the pre-reverse stock split shares surrendered in the reverse stock split.
      The receipt of cash instead of a fractional share of our common stock by a United States holder of our common stock will generally result in a taxable gain or loss equal to the difference between the amount of cash received and the holder’s adjusted federal income tax basis in the fractional share. Gain or loss generally will be a capital gain or loss. Capital gain of a non-corporate United States holder, upon disposition of property held for more than one year generally is taxed at a maximum rate of 15%. Deductibility of capital loss is subject to limitations.
      A non-corporate shareholder that receives cash in lieu of a fractional share may be subject to backup withholding at 28% unless the shareholder provides its taxpayer identification number (“TIN”) and certifies that the TIN is correct, or certifies that it is awaiting a TIN, unless an exemption applies. Backup withholding is not an additional tax. The amount of backup withholding can be credited against the United States federal income tax liability of the person subject to backup withholding, including for purposes of obtaining a refund, provided that the required information is provided to the Internal Revenue Service.

Tax Consequences to the Company
      We should not recognize any gain or loss as a result of the proposed reverse stock split.
Accounting Consequences
      The par value per share of our common stock would remain unchanged at $0.01 per share after any reverse stock split. As a result, on the effective date of a reverse stock split, the stated capital on the Company’s balance sheet attributable to the common stock will be reduced proportionally, based on the ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The net income or loss per share of common stock and net book value will be increased because there will be fewer shares of the common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of a reverse stock split.
Dissenters’ Rights
      Chapter 23B.13 of the Washington Business Corporation Act provides for dissenters’ rights for any amendment to the articles of incorporation that reduces the total number of shares owned by the shareholder to a fraction of a share, if the fractional share created by the amendment is to be acquired by us for cash. In our case, these provisions only apply to holders of three or fewer shares of our common stock.
      Any such shareholder who otherwise would have been entitled to receive only a fractional share in the reverse stock split may be entitled to a judicial appraisal of the fair value of his or her fractional share. Merely voting against the reverse stock split is not sufficient to preserve a shareholder’s dissenters’ rights. In order to be entitled to appraisal rights under Chapter 23B.13, a shareholder must:

•	be within the class of shareholders who may be entitled to appraisal rights (i.e., those shareholders who would have been entitled to receive only a fractional share as they own three or fewer shares of our common stock);

•	deliver to us, before the vote on the reverse stock split is taken, notice of the shareholder’s intention to demand appraisal of his or her fractional share if the reverse stock split is effected; and

•	not vote in favor of the reverse stock split (a shareholder does not have to vote against the reverse stock split to preserve dissenters’ rights).
      A shareholder’s failure to vote in favor of the proposed reverse stock split will not be sufficient to satisfy the notice requirements of the statute; the shareholder must also deliver the required notice before the vote occurs.
      The foregoing summary of Chapter 23B.13 of the Washington Business Corporation Act does not purport to be complete and is qualified in its entirety by reference to the full text of Chapter 23B.13, which is set forth as Appendix A attached to this proxy statement. Shareholders who wish to exercise their statutory right of appraisal are urged to consult legal counsel for assistance in exercising their rights. Any shareholder entitled to appraisal rights who fails to comply completely and on a timely basis with all requirements of Chapter 23B.13 for perfecting appraisal rights will lose those rights.
      Board Recommendation: The Board of Directors recommends a vote for approval of Proposal 2 to amend our Restated Articles of Incorporation to effect a one-for-four reverse stock split of all outstanding and authorized shares of our common stock.
Proposal 3:     To Approve an Amendment to Our Restated Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock from 150,000,000 to 300,000,000 Shares (on a pre-split basis)
      We propose to amend Article II(A) of our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 300,000,000 shares, on a pre-split basis. As amended, Article II(A) of our Restated Articles of Incorporation would read as set forth below:

“A. Authorized Capital. The Corporation is authorized to issue a total of three hundred five million (305,000,000) shares, consisting of three hundred million (300,000,000) shares of $.01 par value to be designated “Common Stock” and five million (5,000,000) shares of $.01 par value to be designated “Preferred Stock.” Subject to any rights expressly granted to Preferred Stock issued pursuant to Paragraph B of this Article, the Common Stock shall have all the rights ordinarily associated with common shares, including but not limited to general voting rights, general rights to dividends, and liquidation rights. The Preferred Stock shall have the rights and preferences described in Paragraph B of this article or in a resolution of the Board of Directors adopted pursuant to Paragraph B.”
      If both Proposal 2 regarding the one-for-four reverse stock split and Proposal 3 become effective, then as amended, Article II(A) of our Restated Articles of Incorporation would read as set forth below:

“A. Authorized Capital. The Corporation is authorized to issue a total of eighty million (80,000,000) shares, consisting of seventy-five million (75,000,000) shares of $.01 par value to be designated “Common Stock” and five million (5,000,000) shares of $.01 par value to be designated “Preferred Stock.” Subject to any rights expressly granted to Preferred Stock issued pursuant to

Paragraph B of this Article, the Common Stock shall have all the rights ordinarily associated with common shares, including but not limited to general voting rights, general rights to dividends, and liquidation rights. The Preferred Stock shall have the rights and preferences described in Paragraph B of this article or in a resolution of the Board of Directors adopted pursuant to Paragraph B.”

      As of April 17, 2006, we had no shares of preferred stock issued and outstanding of an authorized 5,000,000 shares of preferred stock and approximately 91.75 million shares of common stock issued and outstanding and had reserved approximately 48.23 million shares of common stock for issuance under existing convertibles notes, warrants, stock options and other employee benefit plans. Assuming shareholder approval of the 2006 Long-Term Equity Compensation Plan, we will have an aggregate of approximately 149.98 million shares of common stock issued and reserved for issuance at the time of the Annual Meeting.
      Our authorized preferred stock of 5,000,000 shares would not be changed by this proposed amendment. Our preferred stock is undesignated. The Board of Directors, without shareholder approval, may issue the preferred stock with voting and conversion rights that could materially and adversely affect the voting power of the holders of common stock, and could also decrease the amount of earnings and assets available for distribution to the holders of common stock.
      The rights of additional authorized shares of common stock would be identical to shares now authorized.
      The authorization of common stock will not, in itself, have any effect on your rights as a shareholder. If the Board were to issue additional shares of common stock for other than a stock split or dividend, however, it could have a dilutive effect on our earnings per share and on your voting power in the Company, perhaps significantly.
      We believe that the proposed increase in the number of authorized shares of common stock is in the best interests of our shareholders. It is important for the Board to have the flexibility to act promptly to meet future business needs as they arise. Sufficient shares should be readily available to maintain our financing and capital raising flexibility, fund acquisitions and mergers, enable employee benefit plans such as the 2006 Long-Term Equity Compensation Plan, provide for matching contributions under our 401(k) Plan, enable stock splits and dividends and for other proper business purposes. Having a limited number of shares available severely limits our flexibility and hinders our ability to raise capital, move quickly with respect to acquisition opportunities and attract employees.
      By having additional shares readily available for issuance, we will be able to act expeditiously without spending the time and incurring the expense of soliciting proxies and holding special meetings of shareholders. We have no present plans, agreements, commitments or understandings for the issuance or use of these proposed additional shares of common stock, although such shares could be used as future matching contributions under our 401(k) Plan for our U.S. employees and restricted stock grants to our non-employee directors.
      The Board may issue additional shares of common stock without action on your part only if the action is permissible under Washington corporate law and the rules of Nasdaq, on which our common stock is listed. For example, approval by the shareholders would be required by Nasdaq rules if the issuance of shares of common stock, or securities convertible into common stock, such as the preferred stock, would result in a change of control of the Company. Nasdaq also requires shareholder approval before the issuance of shares in private transactions equal to 20% or more of the common stock or voting power outstanding before the issuance for less than the greater of the book value or market value of the common stock and before the issuance of shares in an acquisition equal to 20% or more of the common stock or voting power outstanding before the acquisition. Exceptions to these rules may be made upon application to Nasdaq.
      The future issuance of additional shares of common stock also could be used to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by our officers and directors to be opposed to such acquisition, which might be deemed to have an anti-takeover effect (i.e., might impede the completion of a merger, tender offer or other takeover attempt). Our management and Board could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of our independent shareholders. In fact, the mere existence of such a block of authorized but unissued shares, and the Board’s ability to issue such shares without shareholder approval, might deter a bidder from seeking to acquire our shares on an unfriendly basis. We have other provisions in our restated articles of incorporation, restated bylaws and credit agreements that could make it more difficult for a third party to acquire us. For example, our articles of incorporation and bylaws provide limitations on removing a director, the ability of the Board to issue preferred stock with such voting, dividend, liquidation and other terms as the Board determines, no cumulative voting for directors, special voting requirements for certain mergers and other business combinations and special procedures for calling special meetings of the shareholders, proposing matters for shareholder approval and nominating directors.
      While the authorization of additional shares of common stock alone or together with the preceding provisions may have an anti-takeover effect, the Board does not intend or view the proposed increase in authorized common stock as an anti-takeover measure, nor are we aware of any proposed transactions of this type. We have no present plans or proposals to adopt any other provisions or enter into any other arrangements that may have material anti-takeover consequences.
      Board Recommendation: The Board of Directors recommends that you vote “for” approval of Proposal 3 to amend our Restated Articles of Incorporation to increase the number of authorized shares of common stock to 300,000,000, on a pre-split basis.
Proposal 4:     To Approve Our 2006 Long-Term Equity Compensation Plan
      On March 8, 2006, the Board of Directors approved the adoption of the 2006 Long-Term Equity Compensation Plan (the “2006 Plan”), subject to shareholder approval. The 2006 Plan authorizes the issuance of up to 10,000,000 shares (2,500,000 shares if the one-for-four reverse stock split is implemented) of common stock pursuant to stock options, as stock bonus awards and grants of restricted stock.
      The complete text of the 2006 Plan is set forth as Appendix B to this proxy statement. The following summary description is qualified in its entirety to reference to the full text of the 2006 Plan.
      We believe that the approval of the 2006 Plan is in the best interest of our shareholders. Stock options remain a key factor in attracting, rewarding and retaining employees, including officers. Stock options serve to align the interest of optionees with the long-term interests of our shareholders. Our options are granted at fair market value on the day of grant and generally vest over four years, with no vesting for the first year. Thus an optionee realizes an economic gain in connection with his or her stock options only if there is a long-term appreciation in the market price for our common stock. Having insufficient options available for grant would adversely affect our ability to attract and retain employees, officers, directors, agents and consultants.
      In some circumstances the use of stock bonus grants and/or restricted stock grants, either alone or in combination with stock options, may provide an appropriate compensation structure and employee benefit. Given the desire to have flexibility in granting incentive awards in the future, the 2006 Plan permits the granting of stock bonuses and restricted stock grants as well as stock options.
      We currently have four stock option plans with options available for grant to our employees generally. Under these four plans, an aggregate of options covering 213,669 shares of common stock remained available for grant as of December 31, 2005, of which no more than 113,599 options may be granted to executive officers and directors. We may grant restricted stock and stock bonuses only under the 2004 Long-Term Equity Plan, under which we had only 9,023 shares available for grant as of December 31, 2005. We recently terminated a stock option plan we assumed in connection with the 2004 acquisition of OctigaBay Systems Corporation, now known as Cray Canada Inc.
Terms of the 2006 Plan
      Purposes of the 2006 Plan. The purposes of the 2006 Plan are to provide a means for us to attract, reward and retain the services and advice of our employees, officers, directors, agents and consultants, and to provide them with added incentives by encouraging ownership of our common stock.

      Maximum Number of Shares. The 2006 Plan provides that up to 10,000,000 shares of common stock (2,500,000 shares if the one-for-four reverse stock split is approved and implemented) may be issued pursuant to the Plan pursuant to stock options, stock bonuses and restricted stock awards. These numbers would be adjusted for changes in our capital structure, such as a stock split or reverse stock split. If any option or award expires or is surrendered, cancelled or terminated for any reason without having been exercised or awarded in full, the unpurchased or unearned shares subject to such option or award shall again be available for grant under the 2006 Plan.
      Types of Options. The options granted may be either incentive stock options (“ISOs”) or nonqualified stock options, although ISOs may be granted only to employees. The Board determines the term of each option and when options are exercisable. The Board’s general practice has been to have options become exercisable over a four-year period, with 25% becoming exercisable one year after grant and then ratably monthly over the next 36 months, although most options granted in 2005 vested on December 31, 2005, or immediately upon grant. Options granted to non-employee directors generally vest over a twelve-month period, ratably per month; options granted in 2005 to non-employee directors vested on December 31, 2005. Options expire no later than ten years from the date of grant, although the Board may grant options that expire earlier.
      Stock Awards. The Board may determine the number of shares to be awarded, the period of time for the award, and the terms, conditions (including performance conditions) and restrictions applicable to each award.
      Eligible Participants. Eligible participants are current or future employees (including employees who are directors), officers, independent directors, agents and consultants. The Board has the authority to select the persons to whom awards are given. Our practice is to grant additional options to nearly all employees as part of their annual reviews, and to grant options to key new employees upon hiring. We had approximately 770 employees as of March 1, 2006.
      If the shareholders approve the 2006 Plan, we plan to grant restricted stock to our continuing non-employee directors pursuant to the compensation plan described above under “Corporate Governance — The Board of Directors — How We Compensate Directors — Equity Awards.” The number of shares granted to each non-employee director will be determined by dividing the amounts shown corresponding to each non-employee director by the fair market value of our common stock on the date of the 2006 Annual Meeting. If the shareholders do not approve the 2006 Plan, we would grant stock options to each non-employee director pursuant to our current policy. The value of the shares of restricted stock to be granted to each continuing non-employee director is:

Name	Amount

John B. Jones, Jr.	$40,500
Kenneth W. Kennedy, Jr.	38,500
Stephen C. Kiely	45,500
Frank L. Lederman	44,000
Sally G. Narodick	53,000
Daniel C. Regis	65,500
Stephen C. Richards	53,000
      We have no commitments to grant any restricted stock or grant options under the 2006 Plan to any executive officer or other employees.
      Exercise Prices. The Board determines the exercise price of options. The exercise price for both incentive stock options (“ISOs”) and nonqualified options may not be less than 100% of the fair market value on the date of grant. For any grant of ISOs to employees who own more than 10% of our voting stock, the exercise price must be not less than 110% of the fair market value on the date of grant and the term of the ISO cannot exceed five years.

      Maximum Size of Grants. No one individual may receive options and awards aggregating more than 1,600,000 shares (400,000 shares if the one-for-four reverse stock split is approved and implemented) in any one year.
      Transferability. Recent changes to the Internal Revenue Code and SEC rules now permit nonqualified options to be transferable. While generally such options remain nontransferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, the Board, in its discretion and subject to such terms and conditions as it shall specify, may permit the transfer of a nonqualified option to an optionee’s family members or to one or more trusts or partnerships established for the benefit of such family members. ISOs remain nontransferable other than by will or the laws of descent and distribution. The Board also may impose restrictions on the transferability of shares of stock received pursuant to other types of awards.
      Termination of Service. Unless otherwise determined by the Board or specified in a particular option agreement, if an optionee’s employment or service with us terminates, other than for cause, death or disability, the optionee may exercise the portion of his or her option exercisable at the time of termination for a period of three months after termination, or, if earlier, until the option expires. If the optionee is terminated for “cause” or “resigns in lieu of dismissal” (as such terms are defined in the Plan), the option is deemed to have terminated at the time of the first act which led to such termination. If an optionee dies while employed by or providing services to us, or an optionee’s employment or other relationship with us terminates due to permanent and total disability, the optionee or his or her successor has 12 months from such event to exercise the option (including any unvested portion), or, if earlier, until the option expires. The Board has the authority to extend those three-month and 12-month periods, but not beyond the expiration date of any option, and to increase the portion of an option that is exercisable.
      Foreign Qualified Grants. The Board may adopt such supplements to the 2006 Plan as may be necessary to comply with the applicable laws of foreign jurisdictions and to afford participants favorable treatment under such laws, provided that no award shall be granted under any such supplement with terms that are more beneficial to the participants than the terms permitted under the 2006 Plan.
      Change in Control Provisions. In order to maintain the rights of participants in the event of a merger, consolidation or plan of exchange, other than in which the holders of our voting securities hold at least 50% of the voting securities of the surviving corporation or its parent corporation, or a sale of all or substantially all of our assets, or our liquidation or dissolution, then, unless the existing options and restrictions on awards are continued or assumed by the successor entity, with appropriate adjustments, then the 2006 Plan and existing options and restrictions on awards shall terminate upon the effective date of the transaction. In such event, each optionee would have the opportunity to exercise his or her options in full, including any portion not then vested, and the restrictions and conditions to outstanding stock awards would lapse, all prior to the effective date of the transaction.
      Term of the Plan and Amendments. Unless sooner terminated by the Board, the 2006 Plan will terminate ten years from the date of its adoption by the Board. The Board has the power to suspend or terminate the 2006 Plan at any time. The Board is authorized to amend the 2006 Plan, except that shareholder approval is required for any amendment that would:

•	increase the number of shares available for issuance under the 2006 Plan,

•	permit the granting of stock options or awards to a new class of persons not presently covered by the 2006 Plan, or

•	require shareholder approval under applicable law or regulation.
      The Board, in its discretion, may include further provisions and limitations in any option agreement as it deems equitable and in our best interests. The Board, subject to the terms of the 2006 Plan and applicable law, may also amend outstanding options and awards, except that no amendment may be made which impairs or diminishes the rights of an option or award holder without such holder’s consent. The Board, without prior shareholder approval, may not reduce the exercise price of outstanding options issued under the 2006 Plan or cancel or amend such options for the purpose of repricing, replacing or regranting such options with a lower exercise price.

U.S. Tax Consequences of the 2006 Plan
      Stock Options. Under U.S. federal tax laws, the grant of a stock option will not result in taxable income at the time of the grant for us or the optionee. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and we will receive no deduction when an ISO is exercised. Upon exercising a nonqualified stock option, the optionee will recognize ordinary income in the amount by which the fair market value of the common stock at the time of exercise exceeds the exercise price; we will be entitled to a deduction for the same amount. Such income is subject to withholding tax as “wages.” Currently withholding and employment taxes do not apply to the exercise of an ISO or the disposition of shares acquired upon the exercise of an ISO. The Treasury Department and the Internal Revenue Service are considering whether to apply such taxes to such exercises and dispositions. Future changes in or clarifications of the tax laws may cause us to conclude that such taxes are required.
      The tax treatment of an optionee for a disposition of shares acquired through the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares were acquired by exercising an ISO or a nonqualified stock option. Generally upon the sale of shares obtained by exercising a nonqualified option, the optionee will treat the gain realized on the sale over the market value of our common stock on the exercise as a capital gain. If an employee exercises an ISO and holds the shares for two years from the date of grant and one year after exercise, then the optionee will recognize long-term capital gain or loss equal to the difference between the sale price and the option exercise price. Shares obtained by an exercise of an ISO that are sold without satisfying these holding periods will be treated as shares received from the exercise of a nonqualified option.
      Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option except that we may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable ISO holding periods have been satisfied.
      We generally will be entitled to a tax deduction equal to the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares. Such income is subject to withholding tax as “wages.”
      Stock Bonuses and Other Grants of Stock. An employee who receives a stock bonus or a grant of stock in connection with the performance of services generally will realize taxable income at the time of receipt. An employee will not recognize income at the time of receipt, however, if the shares are subject to a substantial risk of forfeiture for purposes of Section 83 of the Internal Revenue Code, unless the employee elects under Section 83(b) of the Internal Revenue Code within 30 days after the original transfer to recognize income at the time of the original transfer. Restrictions on transferability, by themselves, do not constitute a substantial risk of forfeiture for Section 83 purposes. If the shares are subject to a substantial risk of forfeiture at the time of receipt and the employee has not made a Section 83(b) election within 30 days after the original transfer, the employee will recognize taxable income in the year the substantial risk of forfeiture lapses. We generally will be entitled to a tax deduction equal to the amount includable as income by the employee at the same time or times as the employee recognizes income with respect to the shares. Such income is subject to withholding tax as “wages,” and the 2006 Plan provides that awardees may pay such withholding tax by cash or return of shares as is necessary.
      Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount we may deduct for compensation paid to certain officers and certain of our most highly compensated employees. Compensation received through the exercise of stock options is not subject to this $1 million limit if the option and plan meet certain requirements, including options granted with an exercise price at not less than fair market value. Our policy is to grant options meeting the requirements of Section 162(m) and applicable regulations.
      Stock Price Information. The last sales price of our common stock as reported on the Nasdaq National Market System on April 17, 2006, was $1.52 per share.
Board Recommendation: The Board of Directors recommends that you vote “for” approval of Proposal 4 to approve the 2006 Long-Term Equity Compensation Plan.

OTHER BUSINESS
      The Board knows of no other matters to be brought before the Annual Meeting of Shareholders. If, however, other matters are properly presented at the meeting, the individuals designated on the proxy card will vote your shares according to their judgment on those matters.
      Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including financial statements and schedules, forms a part of our 2005 Annual Report that was mailed to shareholders with this Proxy Statement. The Annual Report is available on our web site: www.cray.com under “Investors — Financials — SEC Filings.” Additional copies of the 2005 Annual Report on Form 10-K may be obtained without charge by writing to Kenneth W. Johnson, Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860.

By order of the Board of Directors,

Kenneth W. Johnson
Corporate Secretary
Seattle, Washington
April 28, 2006

Appendix A
RCW CHAPTER 23B.13
OF THE WASHINGTON BUSINESS CORPORATION ACT
DISSENTERS’ RIGHTS
RCW 23B.13.010. Definitions
      As used in this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

(3) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.
RCW 23B.13.020. Right to Dissent
      (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

(b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(d) An amendment of the articles of incorporation, whether or not the shareholder was entitled to vote on the amendment, if the amendment effects a redemption or cancellation of all of the shareholder’s shares in exchange for cash or other consideration other than shares of the corporation; or

(e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (2) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.
      (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder’s shares shall terminate upon the occurrence of any one of the following events:

(a) The proposed corporate action is abandoned or rescinded;

(b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

(c) The shareholder’s demand for payment is withdrawn with the written consent of the corporation.
RCW 23B.13.030. Dissent by Nominees and Beneficial Owners
      (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter’s other shares were registered in the names of different shareholders.
      (2) A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if:

(a) The beneficial shareholder submits to the corporation the record shareholder’s consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

(b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.
RCW 23B.13.200. Notice of Dissenters’ Rights
      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.
      (2) If corporate action creating dissenters’ rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters’ rights that the action was taken and send them the notice described in RCW 23B.13.220.
RCW 23B.13.210. Notice of Intent to Demand Payment
      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must (a) deliver to the corporation before the vote is taken notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.
      (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder’s shares under this chapter.

RCW 23B.13.220. Dissenters’ Rights — Notice
      (1) If proposed corporate action creating dissenters’ rights under RCW 23B.13.020 is authorized at a shareholders’ meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.
      (2) The notice must be sent within ten days after the effective date of the corporate action, and must:

(a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

(e) Be accompanied by a copy of this chapter.
RCW 23B.13.230. Duty to Demand Payment
      (1) A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder’s certificates, all in accordance with the terms of the notice.
      (2) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.
      (3) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder’s shares under this chapter.
RCW 23B.13.240. Share Restrictions
      (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.
      (2) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.
RCW 23B.13.250. Payment
      (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

      (2) The payment must be accompanied by:

(a) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(b) An explanation of how the corporation estimated the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s right to demand payment under RCW 23B.13.280; and

(e) A copy of this chapter.
RCW 23B.13.260. Failure to Take Action
      (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.
      (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters’ notice under RCW 23B.13.220 and repeat the payment demand procedure.
RCW 23B.13.270. After-acquired Shares
      (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
      (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under RCW 23B.13.280.
RCW 23B.13.280. Procedure if Shareholder Dissatisfied with Payment or Offer
      (1) A dissenter may deliver a notice to the corporation informing the corporation of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate, less any payment under RCW 23B.13.250, or reject the corporation’s offer under RCW 23B.13.270 and demand payment of the dissenter’s estimate of the fair value of the dissenter’s shares and interest due, if:

(a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

(c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
      (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

RCW 23B.13.300. Court Action
      (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
      (2) The corporation shall commence the proceeding in the superior court of the county where a corporation’s principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
      (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
      (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.
      (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
      (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.
RCW 23B.13.310. Court Costs and Counsel Fees
      (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.
      (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.
      (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Appendix B
CRAY INC.
2006 LONG-TERM EQUITY COMPENSATION PLAN

B-i

CRAY INC.
2006 LONG-TERM EQUITY COMPENSATION PLAN
      1.     Purpose. The purpose of the 2006 Long-Term Equity Compensation Plan (the “Plan”) is to enable Cray Inc. (the “Company”) to attract, reward and retain the services or advice of the current or future employees, officers, directors, agents and consultants of the Company and its subsidiaries, and to provide added incentives to them by encouraging stock ownership in the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of any entity (the “Employer”) that is either the Company or a subsidiary of the Company.
      2.     Stock Subject to This Plan. Subject to adjustment as provided below and in Section 8 hereof, the stock subject to this Plan shall consist of shares of the Company’s common stock (the “Common Stock”), and the total number of shares of Common Stock to be issued under this Plan shall not exceed 10,000,000 shares [2,500,000 shares if the 2006 proposed one-for-four reverse stock split is implemented], all as such Common Stock was constituted on the effective date of this Plan. If an option or award granted under this Plan expires, terminates or is canceled, the unissued shares subject to that option or award shall again be available under this Plan. If shares awarded as a bonus pursuant to Section 6 or issued pursuant to Section 7 under this Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under this Plan.
      3.     Administration. This Plan shall be administered by the Board of Directors of the Company (the “Board”). The Board may suspend, amend or terminate this Plan as provided in Section 10.
      3.1     Powers. The Plan shall be administered by the Board, which shall determine and designate the individuals to whom options and awards shall be made, the amount of the options and awards and the other terms and conditions of the options and awards. Subject to the provisions of the Plan, the Board may adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to shares (except those restrictions imposed by law) and make all other determinations in the judgment of the Board necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and any option or award issued under this Plan, and related agreements by the Board shall be final and conclusive. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it deems expedient to carry the Plan into effect, or to be consistent with any rule or regulation promulgated in connection herewith. All actions taken by the Board shall be conclusive and binding on all interested parties. The Board may delegate administrative functions to individuals who are officers or employees of the Company.
      3.2     Limited Liability. No member of the Board or officer of the Company shall be liable for any action or inaction of the Board, any Board committee, the Company or any another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the explicit provisions hereof, the Board may act in its absolute discretion in all matters related to this Plan.
      3.3     Securities Exchange Act of 1934. At any time that the Company has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), this Plan shall be administered by the Board in accordance with Rule 16b-3 adopted under the Exchange Act, as such rule may be amended from time to time.
      3.4     Committee. The Board by resolution may delegate to a committee of the Board (the “Committee”) any or all authority for administration of the Plan. If a Committee is appointed, all references to the Board in the Plan shall mean and relate to such Committee, except that only the Board may amend, modify, suspend or terminate the Plan as provided in Section 10.
      4.     Awards. The Board may grant options or awards to any current or future employee, officer, director, agent or consultant of the Company or any of its subsidiaries. The Board may take the following actions from time to time, separately or in combination, under this Plan: (a) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to any employee of the

Company or its subsidiaries, as provided in Section 5.1 of this Plan; (b) grant options other than Incentive Stock Options (“Non-Qualified Stock Options”), as provided in Section 5.2 of this Plan; (c) award stock bonuses as provided in Section 6; and (d) issue shares subject to restrictions as provided in Section 7. The Board shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. Shares issued upon exercise of options or awards granted under this Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as may be determined by the Board. No person may be granted options and awards to acquire more than a total of 1,600,000 shares of Common Stock [400,000 shares if the 2006 proposed one-for-four reverse stock split is implemented] in any calendar year.
      5.     Option Grants.
      5.1     Incentive Stock Options. Incentive Stock Options shall be subject to the following terms and conditions:

(a) Incentive Stock Options may be granted under this Plan only to employees of the Company or its subsidiaries within the meaning of Section 422(a)(2) of the Code, including employees who are directors.

(b) No employee may be granted Incentive Stock Options under this Plan to the extent that the aggregate fair market value, on the date of grant, of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by that employee during any calendar year, under this Plan and under any other incentive stock option plan (within the meaning of Section 422 of the Code) of the Company or any subsidiary, exceeds $100,000. To the extent that any option designated as an Incentive Stock Option exceeds the $100,000 limit, such option shall be treated as a Non-Qualified Stock Option. In making this determination, options shall be taken into account in the order in which they were granted, and the fair market value of the shares of Common Stock shall be determined as of the time that the option with respect to such shares was granted.

(c) An Incentive Stock Option may be granted under this Plan to an employee possessing more than 10% of the total combined voting power of all classes of stock of the Company (as determined pursuant to the attribution rules contained in Section 424(d) of the Code) only if the exercise price is at least 110% of the fair market value of the Common Stock subject to the option on the date the option is granted, as described in Section 5.1(f) of this Plan, and only if the option by its terms is not exercisable after the expiration of five years from the date it is granted.

(d) Except as provided in Section 5.5 of this Plan, no Incentive Stock Option granted under this Plan may be exercised unless at the time of such exercise the optionee is employed by the Company or any subsidiary of the Company and the optionee has been so employed continuously since the date such option was granted.

(e) Subject to Sections 5.1(c) and 5.1(d) of this Plan, Incentive Stock Options granted under this Plan shall continue in effect for the period fixed by the Board, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

(f) The exercise price shall not be less than 100% of the fair market value of the shares of Common Stock covered by the Incentive Stock Option at the date the option is granted. The fair market value of shares shall be the closing price per share of the Common Stock on the trading date immediately prior to the date of grant as reported on a securities quotation system or stock exchange or other principal market for the Common Stock. If such shares are not so reported or listed, the Board shall from time to time determine the fair market value of the shares of Common Stock in its discretion.

(g) The provisions of clauses (b) and (c) of this Section shall not apply if either the applicable sections of the Code or the regulations thereunder are amended so as to change or eliminate such limitations or to permit appropriate modifications of those requirements by the Board.

(h) If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

      5.2     Non-Qualified Stock Options. Non-Qualified Stock Options shall be subject to the following terms and conditions:

(a) The exercise price shall not be less than 100% of the fair market value of the shares of Common Stock covered by the Non-Qualified Stock Option on the date the option is granted. The fair market value of shares of Common Stock covered by a Non-Qualified Stock Option shall be determined by the Board, as described in Section 5.1(f).

(b) Non-Qualified Stock Options granted under this Plan shall continue in effect for the period fixed by the Board, except that no Non-Qualified Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.
      5.3     Vesting. To ensure that the Company will achieve the purposes of and receive the benefits contemplated in this Plan, the Board, at its discretion, may establish a vesting schedule, change such vesting schedule or provide for no vesting schedule for options granted under the Plan. In establishing a vesting schedule, the Board may set a “Base Date”, meaning a reference date for the specific option grant and optionee. If no Base Date is established by the Board for a specific option grant, then the date of grant of the option by the Board shall constitute the Base Date.
      5.4     Nontransferability. Each option granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution or, with respect to Non-Qualified Stock Options, pursuant to a qualified domestic relations order. The foregoing notwithstanding, the Board on conditions it determines may permit the transferability of a Non-Qualified Stock Option by an optionee solely to members of the optionee’s family or to one or more trusts or partnerships for the benefit of such family members. Any purported transfer or assignment in violation of this provision shall be void.
      5.5     Termination of Options.
      5.5.1     Generally. Unless otherwise determined by the Board or specified in the optionee’s Option Agreement, if the optionee’s employment or service with the Company and its subsidiaries terminates for any reason other than for cause, resignation, retirement, disability or death, and unless by its terms the option sooner terminates or expires, then the optionee may exercise, for a three-month period, that portion of the optionee’s option which was exercisable at the time of such termination of employment or service (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such option). For purposes of this Section 5.5, references to employment or service with the Company, and similar references, shall include the Company or any of its subsidiaries.
      5.5.2     For Cause; Resignation.

(a) If an optionee is terminated for cause or resigns in lieu of dismissal, any option granted hereunder shall be deemed to have terminated as of the time of the first act which led or would have led to the termination for cause or resignation in lieu of dismissal, and such optionee shall thereupon have no right to purchase any shares of Common Stock pursuant to the exercise of such option, and any such exercise shall be null and void. Termination for “cause” shall include (i) the violation by the optionee of any reasonable rule or policy of the Board or the optionee’s superiors or the chief executive officer or the President of the Company that results in damage to the Company or which, after notice to do so, the optionee fails to correct within a reasonable time; (ii) any willful misconduct or gross negligence by the optionee in the responsibilities assigned to him or her; (iii) any willful failure to perform his or her job as required to meet the objectives of the Company; (iv) any wrongful conduct of an optionee which has an adverse impact on the Company or which constitutes a misappropriation of the assets of the Company; (v) unauthorized disclosure of confidential information; or (vi) the optionee’s performing services for any other company or person which competes with the Company while he or she is employed by or provides services to the Company, without the prior written approval of the Chairman or President of the Company. “Resignation in lieu of dismissal” shall mean a resignation by an optionee of employment with or service to the Company if (i) the Company has given prior notice to such optionee of its intent to dismiss the optionee for circumstances that constitute cause, or (ii) within two months of the optionee’s resignation, the Chairman or President of the Company or the Board determines, which determination shall be final and binding, that such resignation was related to an act which would have led to a termination for cause.

(b) If an optionee resigns from the Company, the right of the optionee to exercise his or her option shall be suspended for a period of two months from the date of resignation, unless the Chairman or the President of the Company or the Board determines otherwise in writing. Thereafter, unless there is a determination that the optionee resigned in lieu of dismissal, the option may be exercised at any time prior to the earlier of (i) the expiration date of the option, or (ii) the expiration of three months after the date of resignation, for that portion of the optionee’s option which was exercisable at the time of such resignation (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).

      5.5.3     Retirement. Unless otherwise determined by the Board, if an optionee’s employment or service with the Company is terminated with the Company’s approval for reasons of age, the Option may be exercised at any time prior to the earlier of (a) the expiration date of the option or (b) the expiration of three months after the date of such termination of employment or service, for that portion of the optionee’s option which was exercisable at the time of such termination of employment or service (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option).
      5.5.4     Disability. Unless otherwise determined by the Board, if an optionee’s employment or relationship with the Company terminates because of a permanent and total disability (as defined in Section 22(e)(3) of the Code), the Option may be exercised at any time prior to the earlier of (a) expiration date of the Option or (b) the expiration of 12 months after the date of such termination for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such Option).
      5.5.5     Death. Unless otherwise determined by the Board, in the event of the death of an optionee while employed by or providing service to the Company, the Option may be exercised at any time prior to the earlier of (a) the expiration date of the Option or (b) the expiration of 12 months after the date of death by the person or persons to whom such optionee’s rights under the option shall pass by the optionee’s will or by the applicable laws of descent and distribution for up to the full number of shares of Common Stock covered thereby, including any portion not yet vested (provided the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met by the date of exercise of such Option).
      5.5.6     Extension of Exercise Period. The Board, at the time of grant or at any time thereafter, may extend the three-month and 12-month exercise periods to any length of time not longer than the original expiration date of the option, and may increase the portion of an option that is exercisable, subject to such terms and conditions as the Board may determine; provided, that any extension of the exercise period or other modification of an Incentive Stock Option shall be subject to the written agreement and acknowledgment by the optionee that the extension or modification disqualifies the option as an Incentive Stock Option.
      5.5.7     Failure to Exercise Option. To the extent that the option of any deceased optionee or of any optionee whose employment or service terminates is not exercised within the applicable period, all rights to purchase shares of Common Stock pursuant to such options shall cease and terminate.
      5.5.8     Leaves. For purposes of this Section 5.5, employment shall be deemed to continue while the optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Board) in accordance with the policies of the Company.

      5.6     Exercise.
      5.6.1     Procedure. Subject to the provisions of Section 5.3 above, each Option may be exercised in whole or in part; provided, however, that no fewer than 100 shares (or the remaining shares then purchasable under the Option, if less than 100 shares) may be purchased upon any exercise of any Option granted hereunder and that only whole shares will be issued pursuant to the exercise of any Option (the number of 100 shares shall not be changed by any transaction or action described in Section 8 unless the Board determines that such a change is appropriate). Options shall be exercised by delivery to the Secretary of the Company or his or her designated agent of written notice of the number of shares with respect to which the Option is exercised, together with payment in full of the exercise price.
      5.6.2     Payment. Payment of the option exercise price shall be made in full at the time the written notice of exercise of the option is delivered to the Secretary of the Company or his or her designated agent and shall be in cash or check or pursuant to irrevocable instructions to a stock broker to deliver the amount of sales proceeds necessary to pay the appropriate exercise price and withholding tax obligations, all in accordance with applicable governmental regulations, for the shares of Common Stock being purchased. The Board may determine at the time the option is granted for Incentive Stock Options, or at any time before exercise for Non-Qualified Stock Options, that additional forms of payment will be permitted. Unless otherwise determined by the Board, any Common Stock provided in payment of the purchase price must have been previously acquired and held by the optionee for at least six months.
      5.6.3     Withholding. Prior to the issuance of shares of Common Stock upon the exercise of an option, the optionee shall pay to the Company the amount of any applicable federal, state, local and other tax withholding obligations. In addition, the optionee shall pay to the Company promptly any required federal, state and local withholding obligations arising out of a disqualifying disposition of shares acquired upon exercise of an Incentive Stock Option. The Company may withhold any distribution in whole or in part until the Company is so paid. The Company shall have the right to withhold such amount from any other amounts due or to become due from the Company, as the case may be, to the optionee, including salary (subject to applicable law) or to retain and withhold a number of shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse it for any such taxes and cancel (in whole or in part) any such shares so withheld.
      5.6.4     Conditions Precedent to Exercise. The Board may establish conditions precedent to the exercise of any option, which shall be described in the relevant Option Agreement.
      5.7     Foreign Qualified Grants. Options under this Plan may be granted to officers and employees of the Company or any of its subsidiaries and other persons described in Section 4 who reside in foreign jurisdictions as the Board may determine from time to time. The Board may adopt such supplements to the Plan as are necessary to comply with the applicable laws of such foreign jurisdictions and to afford optionees favorable treatment under such laws; provided, however, that no award shall be granted under any such supplement on terms which are more beneficial to such optionees than the terms permitted by this Plan.
      5.8     Corporate Mergers, Acquisitions, Etc. The Board may also grant options under this Plan having terms, conditions and provisions that vary from those specified in this Plan provided that such options are granted in substitution for, or in connection with the assumption of, existing options granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, reorganization or liquidation to which the Company is a party.
      5.9     Holding Period. Unless otherwise determined by the Board, if a person subject to Section 16 of the Exchange Act exercises an option within six months of the date of grant of the option, the shares of Common Stock acquired upon exercise of the option may not be sold until six months after the date of grant of the option.
      5.10     Option Agreements. Options granted under this Plan shall be evidenced by written stock option agreements (“Option Agreements”) which shall contain such terms, conditions, limitations and restrictions as the Board shall deem advisable and which are consistent with this Plan. All Option Agreements shall include or incorporate by reference the applicable terms and conditions contained in this Plan.
      6.     Stock Bonuses. The Board may award shares under this Plan as stock bonuses. Shares awarded as a bonus shall be subject to the terms, conditions (including performance standards) and restrictions determined by the Board. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with any other restrictions determined by the Board. The Board may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy all federal, state, local and other tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board. The certificates representing the shares awarded shall bear any legends required by the Board. The Company may require any recipient of a stock bonus to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state, local and other tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. With the consent of the Board, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of a stock bonus, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.
      7.     Restricted Stock. The Board may issue shares under this Plan for any consideration (including services and promissory notes) determined by the Board. Shares issued under this Plan shall be subject to the terms, conditions (including performance standards) and restrictions determined by the Board. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with any other restrictions determined by the Board. All Common Stock issued pursuant to this Section 7 shall be subject to an agreement, which shall be executed by the Company and the prospective recipient of the shares before the delivery of certificates representing the shares to the recipient. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board. The certificates representing the shares shall bear any legends required by the Board. The Company may require any recipient of restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state, local and other tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. With the consent of the Board, a recipient may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the minimum amount necessary to satisfy the required withholding obligation. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy withholding obligations.
      8.     Adjustments Upon Changes in Capitalization.
      8.1     Stock Splits, Capital Stock Adjustments. The aggregate number and class of shares for which options and awards may be granted under this Plan, the number and class of shares covered by each outstanding option and award and the exercise or purchase price per share thereof (but not the total price), and each such option and award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a stock split, stock dividend or consolidation of shares or any like capital stock adjustment.
      8.2     Effect of Merger, Sale of Assets, Liquidation or Dissolution.
      8.2.1     Termination Unless Assumption or Substitution. Upon the effective date of a merger, consolidation or plan of exchange (other than a merger, consolidation or plan of exchange involving the Company in which the holders of voting securities of the Company immediately prior to such transaction own at least 50%

of the voting power of the outstanding securities of the surviving corporation or a parent of the surviving corporation after such transaction), or a sale of all or substantially all the assets of the Company, or a liquidation or dissolution of the Company, the Plan and any option theretofore granted hereunder shall terminate, and all restrictions and conditions (other than payment) of awards granted pursuant to Section 6 or Section 7 shall terminate, unless provisions be made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options and awards theretofore granted, or the substitution for such options or awards, with new options and awards covering the shares of a successor corporation, or a parent, affiliate or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices thereof, in which event the Plan and the options and awards granted under it, or the new options or awards substituted therefor, shall continue in the manner and under the terms so provided.
      8.2.2     Exercise and Vesting. If provision is not made pursuant to the preceding Section 8.2.1 in connection with such a transaction for the continuance of the Plan and for the assumption of options and awards, or the substitution for such options and awards of new options and awards covering the shares of a successor employer corporation or a parent, affiliate or subsidiary thereof, then each optionee under the Plan shall be entitled, prior to the effective date of any such transaction, to exercise the option for the full number of shares covered thereby, including any portion not yet vested (provided that the conditions of Section 5.6.4 and any other conditions specified in the Option Agreement shall have been met at the date of exercise of such option) and all restrictions and conditions (other than payment) of awards shall lapse.
      8.3     Fractional Shares. In the event of any adjustment in the number of shares covered by any option or award, any fractional shares resulting from such adjustment shall be disregarded and each such option and award shall cover only the number of full shares resulting from such adjustment.
      8.4     Determination of Board to Be Final. All adjustments under this Section 8 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. Unless an optionee agrees otherwise, any change or adjustment to an Incentive Stock Option shall be made, if possible, in such a manner so as not to constitute a “modification,” as defined in Section 424(h) of the Code, and so as not to cause the optionee’s Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option.
      9.     Securities Regulations.
      9.1     Compliance with Law. Shares of Common Stock shall not be issued with respect to an option or award granted under this Plan unless the exercise of such option and the issuance and delivery of such shares pursuant to such option or award complies with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable laws of foreign countries and other jurisdictions and the requirements of any quotation service or stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any shares hereunder. The inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability with respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.
      9.2     Investment Purpose. As a condition to the exercise of an option or receipt of stock pursuant to an award, the Company may require the optionee or awardee to represent and warrant at the time of any such exercise or receipt that the shares of Common Stock are being acquired only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. The Company may place a stop-transfer order against any shares of Common Stock on the official stock books and records of the Company, and a legend may be stamped on stock certificates to the effect that the shares of Common Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation. The

Board may also require such other action or agreement by the optionees as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE OPTIONS OR STOCK THEREUNDER OR ANY AWARDS UNDER THIS PLAN.
      10.     Amendment and Termination.
      10.1     Plan. The Board may at any time suspend, amend or terminate this Plan, provided that, except as set forth in Section 8, the approval of the Company’s shareholders is necessary within 12 months before or after the adoption by the Board of any amendment that will:

(a) increase the number of shares of Common Stock that are to be reserved for the issuance under this Plan;

(b) permit the granting of stock options or awards to a class of persons other than those presently permitted to receive stock options or awards under this Plan; or

(c) require shareholder approval under applicable law, including Section 16(b) of the Exchange Act, or the regulations of any securities market or exchange on which the Common Stock is then listed for trading or quotation.
      10.2     Options. Subject to the requirements of Section 422 of the Code with respect to Incentive Stock Options and to the terms and conditions and within the limitations of this Plan, the Board may modify or amend outstanding options and awards granted under this Plan, provided that, without the prior approval of the Company’s shareholders, no such modification or amendment, except for adjustments made pursuant to Section 8.1 or as described in Section 8.2.1, shall reduce the exercise price of outstanding options issued under this Plan, or cancel or amend outstanding options issued under this Plan for the purpose of repricing, replacing or regranting such options with an exercise price that is less than the original exercise price (as adjusted pursuant to Section 8.1 or as described in Section 8.2.1) of such options. The modification or amendment of an outstanding option shall not, without the consent of the optionee or awardee, impair or diminish any of his or her rights or any of the obligations of the Company under such option or award. Except as otherwise provided in this Plan, no outstanding option or award shall be terminated without the consent of the optionee or awardee. Unless the optionee agrees otherwise, any changes or adjustments made to outstanding Incentive Stock Options granted under this Plan shall be made in such a manner so as not to constitute a “modification,” as defined in Section 424(h) of the Code, and so as not to cause any Incentive Stock Option issued hereunder to fail to continue to qualify as an Incentive Stock Option as defined in Section 422(b) of the Code.
      10.3     Automatic Termination. Unless sooner terminated by the Board, this Plan shall terminate ten years from the date on which this Plan is adopted by the Board. No option or award may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the optionee or awardee, alter or impair any rights or obligations under any option and award theretofore granted under this Plan.
      11.     Miscellaneous.
      11.1     Time of Granting Options. The date of grant of an option shall, for all purposes, be the date on which the Company completes the required corporate action relating to the grant of an option; the execution of an Option Agreement and the conditions to the exercise of an option shall not defer the date of grant.
      11.2     No Status as Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any shares of Common Stock until the date the recipient becomes the holder of record of those shares. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date occurs before the date the recipient becomes the holder of record.
      11.3     Status as an Employee. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the employment of an Employer or interfere in any way with the Employer’s right to terminate the employee’s employment at will at any time, for any reason, with or without cause, or to decrease the employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.
      11.4     Reservation of Shares. The Company, during the term of this Plan, at all times will reserve and keep available such number of shares of Common Stock as shall be sufficient to satisfy the requirements of this Plan.
      12.     Effectiveness of This Plan. This Plan shall become effective upon adoption by the Board so long as it is duly approved by the Company’s shareholders any time within 12 months after the adoption of this Plan. No option granted under this Plan to any officer or director of the Company shall become exercisable, however, until the Plan is approved by the shareholders, and any options and awards granted prior to such approval shall be conditioned upon and are subject to such approval.
      Adopted by the Board of Directors as of March 8, 2006, and approved by the Shareholders on June      , 2006.

PROXY
CRAY INC.
Annual Meeting of Shareholders June 6, 2006, 10:00 a.m.
411 First Avenue South, Seattle, Washington 98104-2860
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     PLEASE SIGN AND RETURN THIS PROXY
     The undersigned hereby appoints Stephen C. Kiely, Peter J. Ungaro and Kenneth W. Johnson, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Cray Inc. (the “Company”) on June 6, 2006, and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:
     The shares represented by this proxy will be voted as specified on the reverse side, but if no specification is made, this proxy will be voted for the proposals to elect eight directors, each to serve a one-year term, to approve an amendment to our Restated Articles of Incorporation to effect a one-for-four reverse stock split, to approve an amendment to our Restated Articles of Incorporation to increase the authorized number of shares of common stock and to approve our 2006 Long-Term Equity Compensation Plan. The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.
     If you vote by Internet or telephone, please do not return this proxy.
(Continued and to be marked, dated and signed on the reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
You can now access your CRAY INC. account online.
Access your CRAY INC. shareholder/stockholder account online via Investor ServiceDirect ® (ISD).
Mellon Investor Services LLC, Transfer Agent for CRAY INC., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
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		•	Establish/change your PIN
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The Board of Directors recommends that you vote for election of named Directors and in favor of Proposals 2, 3 and 4.

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

WITHHOLD
		FOR	AUTHORITY
1.	Election of eight directors,	all nominees	to vote for
	each to serve a one-year term.	listed (except	nominees
	Nominees:	as withheld)	listed
01 John B. Jones, Jr. 02 Kenneth W. Kennedy, Jr. 03 Stephen C. Kiely 04 Frank L. Lederman 05 Sally G. Narodick 06 Daniel C. Regis 07 Stephen C. Richards 08 Peter J. Ungaro		☐	☐

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)

		FOR	AGAINST	ABSTAIN
2.	Approval of an amendment to effect a one-for-four reverse stock split.	☐	☐	☐
3.	Approval of an amendment to increase the authorized common stock to 300,000,000 shares (on a pre-split basis).	☐	☐	☐
WILL ATTEND
If you plan to attend the Annual Meeting, please mark the WILL ATTEND box.				☐

		FOR	AGAINST	ABSTAIN
4.	Approval of our 2006 Long-Term Equity Compensation Plan.	☐	☐	☐
The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
Please sign exactly as your name appears on this Voting Form. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name as a duly authorized officer, stating such officer’s title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.
PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature if held jointly	Date:	, 2006

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet/telephone voting is available through 11:59 PM EST
the day prior to annual meeting day.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/cray		Telephone 1-866-540-5760		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at: http://investors.cray.com